UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

CALTIER FUND I, LP

(Exact name of issuer as specified in its charter)

Commission File Number: 024-12056

Delaware	36-4920665
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

14269 Danielson St., Poway, CA	92064
(Address of principal executive offices)	(Zip Code)

(619) 344-0291

Issuer’s telephone number, including area code

Units Representing Limited Partnership Interests

(Title of each class of securities issued pursuant to Regulation A)

In this report (this “Annual Report”), the term “CalTier” “we”, or “the company” refers to CalTier Fund I, LP.  The term “General Partner” refers to, CalTier, Inc., our General Partner.

Some of the statements in this Annual Report constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Annual Report identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the real estate industry more specifically;

•	changes in the competitive environment, including new entrants;

•	our ability to generate consistent revenues;

•	our ability to effectively execute our business plan;

•	changes in laws or regulations governing our business and operations;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;

•	costs and risks associated with litigation;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•	other risks described from time to time in periodic and current reports that we file with the U.S. Securities and Exchange Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Annual Report may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the company including but not limited to the fact that we have limited operating history and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Annual Report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Annual Report contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Annual Report with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in our offering circular for the February 2023 Regulation A Offering occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Annual Report are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this report.

OVERVIEW

The CalTier Fund I, LP is a Delaware limited partnership formed on January 23, 2019 to invest primarily in multi-family real estate properties in the United States. The company is externally managed by its General Partner, CalTier Inc. (formerly CalTier Realty, LLC) a Delaware corporation. The General Partner was formed in 2017 to be a fund management and real estate acquisition company focusing on opportunities throughout the United States. CalTier Inc.’s focus is to safely bring international capital from ultra-high wealth individuals, family offices, and institutional partners into the United States alongside United States accredited and non-accredited investors and deploy funds into high yield real estate acquisitions. CalTier Inc. has been created by a group of professionals, all successful in their own fields, to take advantage of a unique moment in time within the global economy, foreign direct investment and U.S. real estate market. We believe that CalTier Inc. has extensive relationships across the United States with those who have access to real estate opportunities, including off-market real estate, that fit the company’s target investment criteria.

Our General Partner, CalTier Inc. has the authority to make all of the decisions regarding our investments, subject to the limitations in our Limited Partnership Agreement and the direction and oversight of our General Partner’s investment committee. Our General Partner also provides asset management, marketing, investor relations and other administrative services on our behalf. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

Our General Partner has not participated as a manager or a Sponsor in any previous direct participation programs as defined in FINRA Rule 2310(a)(18) and 2310(b)(3)(D).

Our office is currently located at 14269 Danielson St., Poway, CA 92064. Our telephone number is (619) 344-0291 Information regarding the company is also available on our web site at www.caltier.fund.

Our Real Estate Assets

Investments are carried at fair value. Costs to acquire investments are capitalized as a component of investment cost. Investment costs also include certain construction-in-progress, which relates to the cost of property and equipment not yet placed into service. The fair values of real estate and real estate related investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Investments without a public market are valued based on assumptions made and valuation techniques used by the General Partner. Such valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, actual sale negotiations and bona fide purchase offers received from third parties, as well as independent external appraisals. In general, the General Partner considers multiple valuation techniques when measuring the fair value of an investment. However, in certain circumstances, a single valuation technique may be appropriate.

Since 2021, we have been making investments in real estate. As of December 31, 2024, we have acquired ownership interests in real estate properties that our company manages, as well as in properties that our company does not manage.

Company-Managed Real Estate Investments

As of December 31, 2024, our company has the investments in the following properties that are managed by our company.

Imperial Beach - Seacoast Sands

In October 2024, the company acquired, through a majority-owned subsidiary (CalTier IB LLC) formed to purchase the property, four multi-family units with direct access to the beach in Imperial Beach, California, a local San Diego community. Our company owns 96.25% of CalTier IB LLC as of December 31, 2024, and is also the manager of CalTier IB LLC.

Address	1398 Seacoast Drive A-D, Imperial Beach, CA 91932

Type of Property	Four multi-family units with direct access to the beach in Imperial Beach, California, a local San Diego community.

Legal	APN/Parcel ID(s): 632-030-03-00

Acreage	Approximately 0.12 acres

Square Feet	5,227 square feet.

Capital Improvement Plans	The property has a 5th unit that the company is working to get permitted and there is potential to add more units at a future date.

Purchase Price	The total purchase price for the property was $3,015,000.

Date of Purchase (Month/Year)	October 2024

Debt on property	$2,325,000, which accrues interest at 7.25% per year, and has a maturity date of July 1, 2025 (the “Imperial Beach Loan”)

Current Rental and Other Income	All four of the units on this property are currently leased, and combined are currently generating approximately $372,000 per year on an annual basis. This amount does not factor in any expenses related to the properties, including property management fees, utilities, maintenance costs, taxes, etc.

Lake Elsinore - Lakeshore

In June 2022, the company acquired a vacant waterfront lot of approximately 1.2 acres in Lake Elsinore, California for $528,286. For the purpose of developing the property, the company transferred ownership of this property to an affiliated entity, Reflections at Lakeshore LLC, which wholly-owns this property. As of December 31, 2024, the company has an ownership interest of 37.83% in Reflections at Lakeshore, LLC and is the sole manager of the entity.

Address	36 Lakeshore Dr., Lake Elsinore, CA 92530

Type of Property	Undeveloped waterfront property

APN / Parcel ID	374-201-001

Acreage	1.22 acres.

Development Plans	We intend to develop this property through an affiliate. Our mixed-use development plan consists of 36 residential multi-family units and 3 retail units. This development is intended to be a water-front property consisting of a diverse unit mix of 1 bedroom/1 bathroom apartment units, 2 bedrooms/2.5 bathrooms townhome-style units, retail units, a clubhouse, pool, workspace, and rooftop terrace. Development has not commenced as of December 31, 2024. Anticipated completion of this development is Q1 2026 – although this is a rough estimate, and there is no guarantee this will occur. If we do not develop this property directly, we would likely sell the property to an affiliate or third party, who would then develop the property.

Total Cost of Development (Estimated)	$11,985,000

Investment Amount (As of December 31, 2024)	$741,462 (includes $528,286 in land, building, and building improvements and cost to acquire the property, plus $213,176 in capital improvements). See Note 5 to the financial statements for the year ended December 31, 2024 and 2023.

Date of Purchase (Month/Year)	October 2022

Debt on property	None

Est. Rental and Other Income	$1,075,500 per year (Assuming development by the company. If the company does not develop the property, it intends to sell the property at prevailing market rates).

Non-Company Managed Joint Venture Real Estate Investments

As of December 31, 2024, we have the following investments in properties that are not managed by our company:

Name of Entity	Property Owned by Entity	Zip Code of Property	# of Units in Property	Date of Investment in Entity	Ownership Acquired of Entity	Investment Cost at Purchase ($)	Asset Class
RS Glenwood Investors, LLC (1)	The Lodges at Glenwood (1)	84604	194	3/2021	0.17%	$10,000	Class B
CC Lakewood Apts, LLC (2)	Lakewood Apartments (2)	77590	88	3/2021	1.46%	$25,000	Class C
RS Raintree Investors, LLC (3)	Raintree Commons (3)	84604	154	5/2021	0.11%	$15,000	Class B
Apple Lane Investors LLC (4)	Apple Lane Apartments (4)	66049	75	7/2021	1.78%	$25,000	Class C
CC 506 South, LLC (5)	506 South Apartments (5)	77598	180	12/2021	0.46%	$25,930	Class C
Apex Fort Worth Partners, LLC (6)	APEX Apartments (6)	76105	152	5/2022	2.0%	$100,000	Class C
Pinpoint RVA Investors, LLC (7)	Pinpoint RVA Portfolio (7)	23219 23220	185	8/2022	0.8%	$200,000	Class B
Sundance Bay Income and Growth Fund, LP (8)	Sundance Income and Growth Portfolio (8)	Various	3,987+	10/2022	0.4%	$100,000	N/A
Sabine Venture Investors LP (9)	Sabine Lofts (9)	77007	198	10/2022	0.08%	$50,000	Class B
LB Heights Partnership, LLC (10)	Avenue Grove (10)	77098	270	2/2023	0.8%	$200,000	Class A
RBG Hickory Fund XIX LLC (11)	Hickory Point (11)	23602	175	2/2023	3.12%	$200,000	Class B
CalTier Retreat, LLC (12)	The Retreat (12)	92130	136	3/2024	16.53%	$100,000	Class B

(1)	In March, 2021, we purchased an ownership interest in RS Glenwood Investors, LLC, a Utah limited liability company (“Glenwood”). Glenwood is a special purpose entity that owns a 1156-bed, 194 unit student housing complex located in Provo, Utah within walking distance from Brigham Young University. The property was built in 1978 and historically, the property has been 98-100% occupied. This project is a low-leverage deal at 60% Loan-To-Value (LTV) with a value-add potential. Management has determined the fair value of this investment to be $12,460 and $16,203 as of December 31, 2024 and 2023, respectively. The unrealized gain/(loss) on the fair value of the investment amounted to ($3,743) and $3,068 for the years ended December 31, 2024 and 2023, respectively.

(2)	In March, 2021, we purchased an ownership interest in CC Lakewood Apts, LLC, the special purpose entity (“Lakewood”) that owns Lakewood Apartments, an 88-unit multi-family property located in Texas City, Texas within the Houston MSA just a short drive to downtown Houston and 30 minutes from William P. Hobby International Airport. The property is well-located near major employment centers such as NASA, Landry’s headquarters, Valero, Moody’s National Bank, and University of Texas Medical Branch. Management has determined the fair value of this investment to be $34,270 and $32,844 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $1,426 and $7,672 for the years ended December 31, 2024 and 2023, respectively.

(3)	In May 2021, the company purchased an ownership interest in RS Raintree Investors, LLC, a Utah limited liability company (“Raintree”). Raintree is a special purpose entity that owns Raintree Commons, a 924-bed, 154 unit student housing complex located in Provo, Utah serving the students at Brigham Young University. Raintree was built in 1971 and has consistently been over 98% occupied. Management has determined the fair value of this investment to be $18,240 and $21,301 as of December 31, 2024 and 2023, respectively. The unrealized gain/(loss) on the fair value of the investment amounted to ($3,061) and $11,703 for the years ended December 31, 2024 and 2023, respectively.

(4)	In July, 2021, we purchased an ownership interest in Apple Lane Investors, LLC, a special purpose entity (“Apple Lane”) that owns the Apple Lane Apartments, a 75-unit student housing property located in Lawrence, Kansas, home of the University of Kansas. Apple Lane was built in 1984 and has historically been near 100% occupied. The property is within walking distance of campus. Management has determined the fair value of this investment to be $29,150 and $32,222 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to ($3,070) and ($4,497) for the years ended December 31, 2024 and 2023, respectively.

(5)	In December, 2021, we purchased an ownership interest in CC 506 South, LLC, a special purpose entity (“506 South”) that owns the 506 South Apartments, a 180-unit multi-family property built in 1969. 506 South is located in Webster, Texas, a suburb of Houston, Texas. 506 South is within walking distance to brand new schools. Management has determined the fair value of this investment to be $34,878 and $28,544 as of December 31, 2024 and 2023, respectively. The unrealized gain/(loss) on the fair value of the investment amounted to $6,334 and $(13,037) for the years ended December 31, 2024 and 2023, respectively.

(6)	In May, 2022, we acquired an ownership interest in Apex Fort Worth Partners, LLC, a Nevada limited liability company (“Apex”). Apex is a special purpose entity that owns a 152 unit property located in Fort Worth, Texas valued at $13,700,000. This property is an apartment complex built in 1968 and contains sixteen 1-bedroom units, ninety-six 2-bedroom units, and forty 3-bedroom units. The total square footage is 134,800. The property is currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the property based on its ownership interest. Apex is managed by Apex FW Manager, LLC, which consists of Bakerson, LLC and Camino Verde Group, LLC. Management has determined the fair value of this investment to be $302,933 and $317,455 as of December 31, 2024 and 2023, respectively. The unrealized gain/(loss) on the fair value of the investment amounted to ($14,522) and $152,712 for the year ended December 31, 2024 and 2023, respectively.

(7)	In August 2022, the company purchased an ownership interest in Pinpoint RVA Investors, LLC, a Virginia limited liability company (“Pinpoint”). Pinpoint is a special purpose entity that acquired a portfolio of properties located in Richmond, Virginia, totaling 185 units valued at $38,750,000. The portfolio consists of Marshall Park Townhomes, a 41-unit residential property with 2 apartments and 39 townhomes. Grace & Monroe Apartments is a 57-unit multi-family apartment complex. District Square Apartments is a 58-unit multi-family apartment complex. Broadway Apartments is a 29-unit mixed-use property with 27 residential apartments and 2 commercial units. The properties are currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the properties based on its ownership interest in Pinpoint. Management has determined the fair value of this investment to be $317,027 and $317,027 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $0 and $117,027 for the year ended December 31, 2024 and 2023, respectively.

(8)	In September 2022, we closed on a purchase agreement with Sundance Bay Income and Growth OP, LP (“Sundance”), a multi-family income and growth fund consisting of a portfolio of core-plus and value-add multi-family assets. The properties owned by Sundance are currently revenue producing, and the company will be entitled to a proportionate share of revenues produced by the properties based on its ownership interest in Sundance. Management has determined the fair value of this investment to be $79,226 and $73,730 as of December 31, 2024 and 2023, respectively. The unrealized gain/(loss) on the fair value of the investment amounted to $5,496 and ($26,270) for the years ended December 31, 2024 and 2023, respectively.

(9)	In October 2022, we closed an agreement with Sabine Venture Investors, LP, a limited partnership (“Sabine”) pursuant to which we purchased $50,000 worth of units in Sabine, for an approximately 4.8% ownership interest in Sabine. Sabine is a special purpose entity that is acquiring “Sabine Lofts” - a 198-unit boutique, loft-style mid-rise multifamily community with value-add opportunity located along the Buffalo Bayou, minutes from downtown Houston, Texas. The property is currently revenue producing, and the company will be entitled to a proportionate share of revenues produced by the property based on its ownership interest. As of the date of this Annual Report, the company has not received revenues from its investment in Sabine The company expects its first revenues from this investment will be earned in Q4 of 2024. Management has determined the fair value of this investment to be $52,633 and $52,116 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $517 and $2,116 for the years ended December 31, 2024 and 2023, respectively.

(10)	In February 2023, we closed an agreement with LB Heights Partnership, LLC, a limited liability company (“LB”) pursuant to which we purchased $200,000 worth of units in LB for a 40% membership interest in LB. LB is a special purpose entity that is the general partner of 3815 Eastside, LP, a limited partnership that has acquired approximately 0.75% of ”Avenue Grove” - a 270-unit concrete apartment complex and sole residential community at the doorstep of Levy Park, a vibrant urban greenspace located in Houston, Texas. Through our 40% membership interest in LB, we own approximately 0.3% of Avenue Grove. The property is walkable to Houston’s most prestigious neighborhoods, popular employment centers, and top-tier retail and entertainment centers. The property is currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the property based on its ownership interest. Management has determined the fair value of this investment to be $269,135 and $245,527 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investments amounted to $23,608 and $45,527 for the years ended December 31, 2024 and 2023, respectively.

(11)	In February 2023, we acquired an ownership interest in RBG Hickory Fund XIX LLC, a limited liability company, which owns Hickory Point, a 175-unit apartment complex located in Newport News, Virginia. Our ownership percentage is 3.125% in RBG Hickory Fund XIX LLC. The property is currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the property based on its ownership interest. Management has determined the fair value of this investment to be $243,307 and $234,400 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $8,907 and $34,400 for the years ended December 31, 2024 and 2023, respectively.

(12)	In March 2024, the Partnership acquired an ownership interest in CalTier Retreat, LLC, a limited liability company, which owns a preferred membership interest in DMF Retreat Holdings, LLC, a limited liability company which owns the Retreat, a 136-unit apartment complex located in Spring, Texas, a desirable and one of the fastest-growing submarkets of Houston, Texas. The property offers excellent access to many major employment hubs and sits across the street from HEB, Starbucks and is within walking distance of the top-rated high school in Klein ISD. The company’s ownership percentage is 16.53% in CalTier Retreat, LLC and the company is entitled to a proportionate share of revenues produced by the property. Management has determined the fair value of this investment to be $97,460 as of December 31, 2024. The unrealized gain (loss) on the fair value of the investment amounted to ($2,533) for the year ended December 31, 2024.

Investment strategy

Real estate properties are marketed as three different types of classes – Class A, Class B and Class C. These classes provide a shorthand way to describe attributes of properties. These are not exact classifications but generally real estate assets within a class have similar characteristics.

The highest quality buildings are Class A; some characteristics include that they tend to be:

•	built within the past 15 years;

•	low vacancy rates, high income tenants and high rents;

•	desirable location and professionally managed; and

•	no significant maintenance issues.

Class B is the next highest asset class, some characteristics include that they tend to be:

•	older than Class A buildings;

•	often higher vacancy rates and less affluent tenants;

•	less desirable location than Class A buildings and they can be professionally managed; and

•	there may be some maintenance issues.

This class is sometimes described as “value add” because with some renovations and improvements assets in this class can be elevated to a higher class.

The last asset class is Class C, some characteristics include that they tend to be:

•	older than 20 years;

•	less desirable locations and at times, poorly managed; and

•	they have some maintenance issues.

Class C buildings may need significant investment in order for them to become reliably income producing.

Our focus will primarily be multi-family units that fall into the Class B and Class C categories. We have and will continue to invest the proceeds from our offerings to acquire, manage, operate, leverage, and opportunistically sell multi-family rental properties and development projects through purchasing equity interests in those properties. In addition, we intend to leverage our interest in those properties through engaging in activities, through debt (including senior mortgage loans, subordinated mortgage loans (also referred to as B Notes), mezzanine loans, and participations in such loans), as well as commercial real estate debt securities and other real estate-related assets, where the underlying assets primarily consist of such properties. Even though our focus currently is multi-family rental properties that are Class B and Class C assets, our General Partner will evaluate our strategy at least once every six months. Our General Partner may determine for a variety of reasons (including the lack of available assets) to refocus our policy and we may look toward acquiring other types of real property if there are good opportunities that fit our investment criteria.

We seek to create and maintain a portfolio of multi-family rental properties and other project investments that generate a low volatility income stream of attractive and consistent cash flow. We intend to achieve this primarily through investment in multi-family value add properties. ‘Value add’ in this case is defined as properties that may exhibit management or operational problems, require physical improvement and/or suffer from capital constraints. By addressing these issues, we seek to increase value and cash flow of our properties over time.

Our underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at our General Partner, involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We feel the current and future market environment for multi-family rental properties and development projects (including any existing or future government-sponsored programs) provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our limited partners.

Investment objectives

Our primary investment objectives are:

•	to grow the value of our investments;

•	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long term;

•	to opportunistically sell our investments, to provide cash for distributions to investors and/or reinvest proceeds from such sales into other properties;

•	to pay attractive and consistent cash distributions;

•	to enable investors to realize a return on their investment by beginning the process of liquidating the company and distributing cash to investors within approximately three years to five years of the termination of our efforts to raise funds under Regulation A, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

•	to preserve, protect and return your capital contribution.

We also seek to realize growth in the value of our investments by timing their sale to maximize value. However, there is no assurance that our investment objectives will be met.

Investment Strategy

Successful investment process takes careful planning and constant improvement in practices at every point along the path from creating the initial relationship through completing the acquisition. For greater clarity, the path is divided into several steps, some of which are highlighted below. While the investment process is important, it is just the first portion in the complete execution of the asset’s life-cycle, and must be considered in light of the asset management and disposition strategies.

Our Investment Process

Source Relationships

Consistent exposure to quality opportunities must begin with creating relationships with those that might have information concerning properties that are available for purchase.

Brokers

Real estate brokers will provide the widest net in that they are in the business of speaking with owners that may become sellers.

Property Owners

Establishing direct relationships with property owners will increase the likelihood of access to opportunities before they hit the market.

Identify Opportunities

Most submissions will go through an initial evaluation to gather market trends and data and to find a property that will fit our model.

Initial Evaluation

The starting process for considering an asset is done in the office, and involves a high level financial analysis of price, property rents, vacancy, market rents, potential physical improvements, current lending parameters and MSA dynamics.

Site Visit

When appropriate, a site visit will be conducted.

Advanced Evaluation

After property data is obtained a final re-evaluation of the asset’s potential is conducted. Assumptions made in the initial study are confirmed or adjusted as appropriate.

Investment Committee

The final deciding group is the Investment Committee. It is also the role of the Investment Committee to determine the appropriate time for acquisition and disposing of an asset.

Due Diligence

Due Diligence stage is the final evaluation, both confirming the information gathered regarding the asset including but not limited to estoppels and property financial records received once escrow is opened, and in completing in-depth review of physical characteristics, including structural reports, Phase I hazardous substance reports, mold evaluations if concerns exist, etc.

Close Escrow

The transaction is completed only after all due diligence is done and the returns are consistent with the terms approved.

Partnership Selection (for Fractional Real Estate Investments)

We place significant value on our partnerships. Because of this, we conduct extensive due diligence on each partner with which we may make an investment. Typically, we look for the following when conducting this due diligence:

1.	Years of experience in the management team.

2.	Successful deals completed.

3.	Complimentary focus of their portfolio with ours.

4.	Valuation, cash flow and financial stability.

5.	Values, mission and aligned goals.

Each partnership is different and we evaluate each one on a case by case basis and then determine if we wish to partner with them at the discretion of the General Partner

Market Outlook — Multi-Family Real Estate Market

Based on our current understanding of the multifamily real estate market, we believe existing apartment assets—particularly Class B and C multifamily properties—will continue to perform well, with occupancy rates generally holding above 95% (Arbor Realty Trust & Chandan Economics, 2024). General market data is indicating that while rent growth has moderated from previous highs, strong fundamentals remain in place. Demand continues to be driven by high mortgage rates, persistent housing supply shortages, and a widening affordability gap for would-be homebuyers. Freddie Mac’s November estimate still indicates a national housing shortage of approximately 3.7 million units in Q3 2024 (Freddie Mac, 2024). Southwest markets such as Los Angeles, Salt Lake City, and San Antonio remain structurally undersupplied (Up for Growth, 2022; NLIHC, 2024; San Antonio Express-News, 2024). We believe these constraints will continue to support both occupancy and rental income over the next 5–10 years, even in the face of broader economic fluctuations.

Performance has increasingly diverged between real estate sectors, and we remain encouraged by our focus on residential and multifamily assets in the Southwest U.S., where population growth and housing imbalances are most acute. Class B and C multifamily units remain especially attractive, catering to renters priced out of homeownership or luxury developments. While geopolitical risks, inflation, and monetary policy remain uncertain, we believe real estate with intrinsic utility and limited replacement risk—particularly in high-demand markets—will continue to offer favorable performance relative to more speculative strategies.

Competition

Our ability to produce revenues will rely on several factors including and not limited to sourcing and acquiring properties to develop and the real estate market once we have developed the properties.

We will compete with other organizations that invest in multi-family real estate assets, including real estate acquisition funds, REITs (e.g., Fundrise), individuals, corporations, insurance companies, pension funds, partnerships and private funds, for both the properties to development as well as for buyers and tenants once the properties have been developed. Some of these entities have more resources than ours.

Legal Proceedings

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (the “Offering Circular”) as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our units.

Investment Policies

The company will focus on investing in Class B and Class C multi-family properties in the United States. CalTier Inc., will act as the General Partner of the company. Though the company may receive capital gains from these properties, the goal of the company will be to purchase properties for rental income.

The company will focus on investing in multi-family projects utilizing both equity and debt. Specifically, the company will focus on investing in B class and C class properties. The company will typically invest in properties with a purchase price in the $6 million to $30 million range. The General Partner will revisit this strategy at least every six months.

The company may acquire an interest in multi-family real estate in a variety of ways, including but not limited to:

•	purchasing fee simple title to a property;

•	purchasing a note (performing or non-performing) secured by a property through negotiated lender sales and/or auctions;

•	providing straight debt or convertible debt to an owner of a property; or

•	purchasing a partnership or membership interest (including minority interests) in a special purpose entity that owns a property.

To the extent that the company acquires minority interests in special purpose entities it will need to structure those acquisitions in such a way as to not trigger the definition of an “investment company” under the Investment Company Act of 1940.

It is contemplated that the company may use leverage (secured debt or short-term lines of credit) to acquire properties. The company will seek to keep the company’s overall portfolio leverage ratio to 65% or less (75% or less, if mezzanine debt is obtained). The foregoing targets exclude short term lines of credit.

The primary focus for the company is multi-family income properties. However, the company may also make investments in ground up developments, secondary markets, other real estate and non-real estate backed securities and the like. The company will not invest in mobile home parks, hospitals or agricultural properties.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

We are a Delaware limited partnership formed to acquire and manage a portfolio of multi-family properties and other real estate-related investments which may be wholly or fractionally owned. In addition, we may acquire debt or preferred equity securities that meet our investment objectives.

As of the date of this Annual Report, we have acquired a 17-unit mixed-use property, a parcel of land to develop 36 multi-family units, and partial ownership interests in a number of entities/or special-purpose vehicles that own various properties. See “Liquidity and Capital Resources – Our Investments” further below for additional information on investments made to date by our company.

We plan to continue to diversify our portfolio by investment type, investment size and investment risk with the goal of constructing a portfolio of real estate assets that provides stable, attractive returns to our investors. We may make our investments through direct ownership in real estate assets or in partnership with companies with investment objectives similar to ours.

CalTier Inc. is the General Partner of the company. CalTier Inc. is responsible for managing our day-to-day operations and our portfolio of real estate and other real estate-related assets. CalTier Inc. also has the authority to make all of the decisions regarding our investments (subject to the limitations in our Limited Partnership Agreement) and the direction and their oversight. CalTier Inc. and/or other affiliates of our General Partner will provide marketing, investor relations and other administrative services on our behalf. CalTier Inc. is the owner of CalTier Advisors, LLC, which is an internet investment adviser registered with the SEC.

Results of Operations

For the Years Ended December 31, 2024 and 2023

Revenue

For the year ended December 31, 2024, our revenue was $166,600, a 132% increase compared to revenues of $71,663 for the year ended December 31, 2023. Revenue for the year ended December 31, 2024 increased primarily due to increased income generated from the 154 N. Topeka property, which sold in August 2024 and the Imperial Beach – Seacoast Sands property fees and rental income , which was acquired in October 2024.

Expenses

Our expenses are comprised of professional fees and other (marketing expenses related to capital raising in our Prior Regulation A offering, as well as other offering expenses, property taxes, legal, audit, and accounting expenses) management fee (which are fees paid to our General Partner) and depreciation and amortization (related to investment in rental real estate properties). We had total expenses of $810,637 for the year ended December 31, 2024, a 45% decrease compared to $1,481,794 for the year ended December 31, 2023.

The main driver of this decrease in expenses was a $763,019 (or 57%) decrease in professional and other fees due to improved efficiencies, decreased marketing costs, and decreased professional fees, which was offset by a $76,813 (or 61%) increase in management fees primarily resulting from an increase in investment assets of the company in 2024 compared to 2023, which led to greater asset management fees and asset acquisition fees, as well as a $21,657 increase in depreciation and amortization (related to investment in rental real estate properties) which was not incurred in the prior period.

Other Income (Expense)

Other income (expense) is comprised of interest expense, interest income, net realized gains (or losses) on investments, and net change in unrealized appreciation (or depreciation) on investments.

The company had a $166,108 (or 109%) increase in interest expense for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily as a result of increased indebtedness of the Company in 2024. In 2024, interest fees primarily related to interest payable on the secured note from Woody, LLC to help fund our acquisition (through Caltier IB) of the Imperial Beach – Seacoast Sands property, as well as interest payable on new convertible notes issued during 2024. In 2023, interest fees were primarily related to our acquisition of 154 N. Topeka and the corresponding loan with a third party.

The company had a net realized gain on investments for the fiscal year ended December 31, 2024 of $300,483 – an improvement from a net realized loss of $(59,817) for the fiscal year ended December 31, 2023. The primary driver for this increase was net realized gain from sale of 154 N. Topeka. The investment was sold in the third quarter of 2024 for proceeds of $2,050,000, net of closing costs of $89,876, realizing a gain of $300,483.

As a result of the foregoing factors, we incurred a net loss of $641,986 for the year ended December 31, 2024, a 51% improvement in net loss compared to a net loss of $1,297,951 for the year ended December 31, 2023.

Liquidity and Capital Resources

As of December 31, 2024, we had $45,616 in cash and cash equivalents, as well as $1,000 in receivables from escrow, representing investments from our Recent Regulation A Offering that we had not yet closed upon as of December 31, 2024.

On or about November 18, 2019, we commenced an offering pursuant to Tier 2 of Regulation A seeking to raise up to $50 million from the sale of “units” representing limited liability company interests in our company (the “November 2019 Reg A Offering”). We terminated the offering in February 2023. In the November 2019 Reg A Offering, we sold approximately 865,488 units for a total of $4,327,442 in gross proceeds.

On February 17, 2023, we commenced a new offering pursuant to Tier 2 of Regulation A seeking to raise up to $72 million from the sale of “units” representing limited liability company interests in our company (the “February 2023 Reg A Offering”). We sold approximately 613,329.60 units for a total of $3,066,648 in the February 2023 Reg A Offering.

We are reliant upon the net proceeds from our capital raises to continue to make investments in real estate. In addition to those proceeds, we have and intend to obtain the required capital to make investments in real estate through a variety of resources, including using leverage (secured debt or short-term lines of credit) to acquire properties. We intend to keep the company’s overall portfolio leverage ratio at 65% or less. The foregoing targets exclude short-term lines of credit, specifically, the company may obtain lines of credit to provide working capital and to fund acquisitions. No debt is or will be recourse to the limited partners.

Our Investments

As of December 31, 2024, we had the following investments in properties that are managed by our company:

Company-Managed Real Estate Investments

Asset Name	Zip Code	# of Units	Date of Investment	Approximate Value of Investments (as of December 31, 2024) (1)
Reflections at Lakeshore(2)	92530	1.22 acres	10/18/2022	$741,462
Imperial Beach - Seacoast Sands(3)	91932	5	10/18/2024	$3,015,000

(1)	Investments are carried at costs. Costs to acquire investments are capitalized as a component of investment cost. Investment costs also include certain construction-in-progress, which relates to the cost of property and equipment not yet placed into service.

(2)	As of December 31, 2024, the company has an ownership interest of 37.83% in Reflections at Lakeshore LLC. Includes $528,286 in land, building, and building improvements and cost to acquire the property, plus $206,176 in capital improvements). See Note 5 to the financial statements included with this Annual Report.

(3)	In October 2024, the company acquired, through a majority-owned subsidiary (CalTier IB LLC) formed to purchase the property, the “Seacoast Sands” property, a 5,227 square foot property which consists of four multi-family units with direct access to the beach in Imperial Beach, California, a local San Diego community. The units have been recently renovated and are 100% occupied. The total purchase price for the property was $3,015,000. The closing of this property occurred in October 2024. The property has a 5th unit that the company is working to get permitted and there is potential to add more units at a future date. Our company owns 96.25% of CalTier IB LLC.

Non-Company Managed Joint Venture Real Estate Investments:

As of December 31, 2024, the Company had $1,396,369 worth of investments in equity securities of non-company managed joint real estate ventures, which unlike our company management real estate investments above are based on our internal fair value estimates and not at costs. See “Note 5 of our Consolidated Financial Statements and “Non-Company Managed Joint Venture Real Estate Investments” above for more detailed information.

Subsequent to December 31, 2024, we have not made or entered into agreements to make additional investments.

Share Price

Our General Partner set our initial offering price at $5.00 per unit, which will be our per unit price until our NAV per unit is greater than $5.00. Our current per unit price is $5.00.

At the beginning of each fiscal quarter (July 1, October 1, January 1, and April 1), or as soon as commercially reasonable and announced by us thereafter, we assess our unit price which will be equal to the greater of (i) $5.00 per unit or (ii) our net asset value (“NAV”) divided by the number of units outstanding as of the close of business on the last business day of the prior fiscal quarter, in each case prior to giving effect to any share purchases or redemptions to be effected on such day.

Distributions

For the years ended December 31, 2024 and 2023, the company made distributions to its unitholders of $586,596 and $327,917, respectively. As our company’s assets grow, we intend to continue making distributions to our investors.

In addition to funds being allocated to expenses and making distributions to investors, certain funds, including during our offering stage will be distributed to our General Partner to offset certain organization and offering related fees.

Redemptions

For the years ended December 31, 2024 and 2023, the company made redemptions of investors’ units in the total amount of $446,852 and $674,706, respectively.

The Company is not currently accepting new redemption requests.

Indebtedness

Loans

On March 1, 2024, the company entered into a loan agreement with a third party, for a principal amount of $264,000, secured by a Deed of Trust on the property located at APN: 374-201-001, Lakeshore Dr., Lake Elsinore, California. The loan bears interest at 15.00% per annum, with monthly interest-only payments due on the first of each month. The loan matures on March 1, 2025, with a potential 12-month extension subject to specified conditions. A prepayment premium of 3% applies if the loan is repaid within six months of disbursement. The company is also required to maintain a maximum loan-to-value (LTV) ratio of 45% throughout the term of the loan. At origination, the company paid prepaid interest of $39,600, representing twelve months of interest. As of December 31, 2024, $3,300 per month had been recognized in interest expense, totaling $29,700 for the year. The remaining prepaid interest balance of $9,900 is included in prepaid expenses on the balance sheet as of December 31, 2024. In connection with the loan, the company incurred deferred financing costs of $23,962, which are being amortized over the contractual term of the loan. Amortization expense of $8,986 was recognized during the year ended December 31, 2024. The net loan balance as of December 31, 2024, after deducting unamortized deferred expenses of $14,976, was $249,024. In February 2025, the loan agreement was amended to extend the Maturity Date to March 1, 2026. A copy of this note, and its subsequent modification, are filed as exhibits 3.3 and 3.4, respectively, to this report.

On June 11, 2025, the Company entered into a promissory note agreement with a third-party lender, AHL Funding dba American Home Loans, for $2,325,000 in connection with the refinancing of its existing loan secured by real property located at 1398 Seacoast Drive, Units A–D, Imperial Beach, California (the “Imperial Beach Loan”). The note bears interest at a fixed annual rate of 7.25% and has a term of 30 years, requiring monthly payments of $15,860.60 beginning August 1, 2025. The refinancing proceeds were used to fully satisfy the prior note payable related to the same property. The note permits prepayment without penalty; however, partial prepayments do not alter the monthly payment amount or due date unless mutually agreed in writing. In the event of default, the lender may accelerate all amounts due. The note is personally guaranteed by the Company’s Chief Operating Officer, who is entitled to receive a transaction fee equal to 1% of the loan amount. This fee will be recognized as interest expense in 2025. The agreement includes customary affirmative and negative covenants, such as maintaining the property in good condition, ensuring timely tax and insurance payments, and restricting additional encumbrances on the property without lender approval. A copy of this note is filed as exhibit 3.5 to this report.

Convertible Notes

CalTier IB LLC-convertible notes

As of December 31, 2024, CalTier IB, LLC had three convertible promissory notes totaling $265,000 that were outstanding:

•	$15,000 Note: Bears 15% interest (or 20% if repaid after 90 days); due in 60–90 days. Subject to 80% default interest per annum. As of the date of this report, this has been repaid, and is no longer outstanding.

•	$100,000 Note (: As of the date of this report, this note is accruing $500 per diem default interest, and is past due. The noteholder has informally agreed to suspend interest payments due under the note going forward, and the company is in negotiations with the noteholder about alternative repayment and/or conversion options for this note. A copy of this note is filed as exhibit 3.1 to this report.

•	$150,000 Note: As of the date of this report, this note is accruing 80% default interest per annum, and is past due. The company is in negotiations with the noteholder for alternative repayment and/or conversion options for this note. A copy of this note is filed as exhibit 3.2 to this report.

All three notes include provisions that allow the lender to convert their principal and accrued interest into equity interests in CalTier IB, LLC under the same terms as other investors, provided conversion notice is given before maturity.

Conversion Terms

Each convertible promissory note issued by CalTier IB, LLC grants the lender the option if exercised before the maturity date to convert the outstanding principal and interest into equity interests in the special purpose entity (SPE) formed to acquire and manage the property, on the same dollar-for-dollar terms offered to other investors, with the borrower required to assign the note to the SPE and ensure its assumption.

Trends

We continue to identify and pursue potential assets, primarily multi-family value-add, as we believe this asset class to have high demand regardless of overall market and demand fluctuations. In the United States, there is currently a nationwide shortfall of new multi-family homes, and current housing development efforts in the U.S. are not projected to meet the demand for housing going forward. With rising interest rates and the unaffordability of single-family home prices, we believe there is a need for clean and affordable multi-family housing that we intend to capitalize upon.

The company continues to invest and expand our portfolio of real estate investments. See “Liquidity and Capital Resources – Our Investments” above for more information on investments we have made to date.

Item 3. Directors and Officers

Our General Partner

We operate under the direction of our General Partner, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our asset acquisition strategy. The General Partner and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our General Partner will select commercial real estate acquisition opportunities, and inform investors about those opportunities through amendments or supplements to the latest offering circular on file with the SEC. Following the receipt of sufficient investment capital to acquire whole or fractional interests in properties outright or through the use of debt financing, our General Partner will complete the acquisition transaction, whereby title to the property or the financial instrument, as applicable, will be held by the company or a wholly special purpose vehicle created to hold that specific property or instrument. Our General Partner and its affiliates will then be engaged for the day-to-day management of the acquired property. Responsibilities of our General Partner include property management, asset management, accounting, leasing and construction management. The General Partner may hire unaffiliated third parties to perform some of its responsibilities.

Our General Partner performs its duties and responsibilities pursuant to our Limited Partnership Agreement. Furthermore, we have agreed to limit the liability of our General Partner and to indemnify our General Partner against certain liabilities.

Executive Officers, Directors, and Significant Employees of our General Partner

The company is managed by our General Partner. As of the date of this Annual Report, the executive officers and directors of our General Partner and their positions and offices are as follows:

Name	Position	Age
Matthew Belcher	Chief Executive Officer, President, and Director	47
Parker Smith	Chief Financial Officer, Chief Operating Officer, Director	44
Travis Hook	Chief Information Officer, Secretary, and Director	39

Matthew Belcher - Chief Executive Officer, President, and Director

Matthew Belcher is the Chief Executive Officer, President, and a Director of CalTier Inc. From 2016 to the present, he is a co-founder and CEO of the San Diego EB-5 Regional Center, a USCIS approved Regional Center, and was previously a Managing Partner at Woodmont EB-5 Regional Center from 2017 to 2021. Matt Belcher is a seasoned executive and business developer engaged in many aspects of Foreign Direct Investment (FDI), Crowdfunding, Online Investment, Real Estate acquisition, large-scale Real Estate developments, FinTech, and Alternative Investments,

His experience spans 25 years across the UK, Europe, and the U.S. including experience covering deal structuring, M&A and sales/marketing performance while working with some of the largest companies in the world including BP, Shell, The International Olympic Committee, FT.com, Barclays Capital, Deutsche Bank, Virgin and many more globally. From 2010 to 2016, he owned ICWG, a boutique Management Consulting Firm and San Diego Business Plans. Prior to moving to the United States in 2010, he ran a software development company and worked in various software consulting companies.

Travis Hook - Chief Information Officer, Secretary, and Director

Mr. Hook is Chief Information Officer, Secretary, and a Director of CalTier Inc. He received his Bachelors of Science from Baylor University in Waco, TX in 2008 and his Masters of Business Administration from Alliant International University: Marshall Goldsmith School of Management San Diego, CA in 2015, with an emphasis on entrepreneurship and international business and currently pursuing a PhD in Organizational Psychology From 2013 to 2016, Mr. Hook worked as a residential and commercial agent under Coastal Pacific Real Estate Brokerage in La Jolla, CA specializing in 1031 Tax Deferred Exchange and international buyer representation. In 2015, he co-founded MyCityShares, LLC, a management consulting company offering custom research, document creation, consulting and audit solutions to help domestic and international clients take advantage of the U.S. investment visa programs through US Real Estate acquisition and development opportunities. In 2016, Mr. Hook also co-founded the San Diego EB-5 Regional Center, a regional development entity licensed by the United States Citizenship and Immigration Services (USCIS) to promote regional job creation through foreign investment.

Parker Smith - Chief Financial Officer, Chief Operating Officer, Director

Parker Smith is Chief Financial Officer, Chief Operating Officer, and a Director of CalTier Inc. Previously, he was a Co-Founder and Managing Attorney at Sy and Smith, PC, with years of experience in Civil Litigation and Business Transactions. He was at this position since January 2016. Prior to Sy and Smith, Mr. Smith worked at Booz Allen Hamilton Inc., one of the top U.S. defense consulting firms, and managed his own legal practice from 2012 to 2016. Mr. Smith received his Juris Doctor from Thomas Jefferson School of Law. Parker has a Bachelor’s in Business Finance from Brigham Young University, and spent several years working in the banking industry. Mr. Smith is a member of the California and Utah State Bars. He is fluent in Spanish.

Limited Liability and Indemnification of our General Partner and Others

Subject to certain limitations, our limited liability partnership agreement limits the liability of our General Partner and certain affiliates (including other limited partners), can be held liable to the company and its limited partners. In addition, the company will indemnify General Partner and other parties for liabilities, cost and expenses arising in connection with any action taken or omitted by an Indemnified Party, including attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, except to the extent that any liability from such Indemnified Party’s fraud, bad faith, willful misconduct, gross negligence, or violation of the terms of this Limited Partnership Agreement.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Removal of the General Partner

Our limited liability partnership agreement provides that our General Partner will serve as our General Partner for an indefinite term, however our General Partner may be removed by us, or may choose to withdraw as General Partner, under certain circumstances. Specifically, the limited partners may remove the General Partner by an affirmative vote of those holding a majority of interests in cases where the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the company.

Further, the General Partner will only serve until its bankruptcy, dissolution or if the General Partner is replaced by a natural person, that General Partner’s term will end by death or adjudication of incompetency.

COMPENSATION OF GENERAL PARTNER AND EXECUTIVE OFFICERS

We do not currently have any employees and we do not currently intend to hire any employees who will be compensated directly by us. All individuals performing work for the company are employees of the General Partner and will receive compensation, including for services performed for us, from our General Partner. As executive officers of our General Partner, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities; service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our General Partner, we do not intend to pay any compensation directly to these individuals.

MANAGEMENT COMPENSATION

Our General Partner and its affiliates will receive fees and expense reimbursements for services relating to this offerings and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our General Partner nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our units.

Form and Compensation Recipient	Determination of Amount	Estimated Amount
Organization and Offering Stage
Organization and Offering Expenses – General Partner	Our General Partner pays organization and offering expenses on our behalf. We reimburse the General Partner for these costs and future organization and offering costs it may incur on our behalf.

$10,435,000 for a maximum raise of $72,000,000 (1)

As of December 31, 2024, our General Partner had paid a total of $977,677 in organization and offering expenses on our behalf, of which $20,000 was paid by our General Partner during the year ended December 31, 2024

During the year ended December 31, 2024, the company reimbursed our General Partner a total of $165,000 for offering and organizational expenses paid on our behalf.

Acquisition and Development Stage
Acquisition Fee – General Partner or Other Party	Compensation for efforts of the General Partner in organizing the company, conducting due diligence on the property, procuring the acquisition loan, and making this investment opportunity available to investors. The fee will range from 1.0% - 2.5% per property.

Actual amounts are dependent upon the total equity and debt capital provided by the company, or their affiliates; we cannot determine these amounts at the present time. The maximum acquisition fee in a year, assuming the maximum amount of this offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $3,168,000.

For the year ended December 31, 2024, we paid the General Partner $75,375 in Acquisition Fees.

Operational Stage
Asset Management Fee – General Partner

Asset management fee of three percent (3%) per year (paid in four quarterly installments) of our Net Asset Value at the end of each prior quarter.

(By way of illustration: If NAV is $100,000 as of the end of Q1, the Asset Management Fee on an annual basis is $300 - so we would pay an Asset Management Fee of $75 to our General Partner at the end of Q1. If our NAV is then $200,000 at the end of Q2, the Asset Management Fee on an annual basis is now $600 – so we would pay our General Partner an Asset Management fee of $125 at the end of Q2).

Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations. The asset management fee, assuming the maximum amount of this offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $8,640,000 per year.

For the year ended December 31, 2024, we paid the General Partner $99,604 in Asset Management Fees.

Expense Reimbursement -General Partner	We will reimburse the General Partner for out of pocket expenses paid to third parties in connection with providing services to us, including license fees, auditing fees, fees associated with SEC reporting requirements, increases in insurance costs, Delaware taxes and filing fees, administration fees, fees for the services of an independent representative, and third-party costs associated with these expenses. This does not include overhead, employee costs, utilities or technology costs of the General Partner or its affiliates.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

As of December 31, 2024, we owed our General Partner $92,243 in expense reimbursements, all of which remained payable to the Manager as of December 31, 2024.

We paid approximately $20,000 in total reimbursements for expenses paid on our behalf to the General Partner during the year ended December 31, 2024.

Construction Management Fee – General Partner or Other Party	Compensation to the General Partner or a third party for the management of any construction on a property. This fee will be 5-7.5% of the construction and/or renovation budget.

Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum Construction Management fee in a year, assuming the maximum amount of this offering is raised and we utilize a 15% of the purchase price (the high end of the company’s estimated construction budget range for target assets), would be $2,250,000.

For the year ended December 31, 2024, we paid the General Partner $0 in Construction Management Fees.

Property Management Fee - General Partner or Other Party	Most likely, to be paid to a third-party property manager, who will provide property management services. The property manager may be an affiliate of the General Partners. 2.5- 4% gross collected income from a property.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

For the year ended December 31, 2024, we paid the General Partner $0 in Property Management Fees.

Liquidation – Listing Stage
Disposition Fee - General Partner or Other Party	Compensation for the efforts of the General Partner in the disposition of a property. This fee is earned on the sale of a property and it ranges from 0.5%-1.0% on the price of the property.

Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum acquisition fee in a year, assuming the maximum amount of this offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $1,500,000.

For the year ended December 31, 2024, we paid the General Partner $27,250 in Disposition Fees.

(1)	We reimburse our General Partner, without interest, for these organization and offering costs incurred both before and after such date. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 1.0% of the aggregate gross offering proceeds from our Regulation A offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 1.0% limit), calculated on an accumulated basis, until our General Partner has been reimbursed in full.

Item 5. Interest of Management and Others in Certain Transactions

The fees paid to the General Partner as compensation for its services to the company, including the amounts paid to the General Partner during the year ended December 31, 2024, are described above in “Management Compensation”.  These fees include the asset management fee, asset acquisition fee and disposition fee described above. To the extent these fees are earned by the General Partner, but unpaid, they accrue as amounts owed to the General Partner.

From time to time, the General Partner incurs expenses on the company’s behalf, including, but not limited to, organizational and offering expenses. Such amounts are reimbursable to the General Partner by the company, and are owed to the General Partner until such time as the General Partner is reimbursed by the company for those amounts. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses which were incurred prior to the inception of the company.

Amounts owed to the General Partner are shown as advances from related parties on the Statements of Financial Condition in the financial statements included with this Annual Report, and amounted to $92,243 and $325,973 at December 31, 2024 and 2023, respectively. These advances are unsecured, interest-free, and repayable on demand. Additionally, the total amounts owed to the General Partner as of December 31, 2024 and 2023 included deferred offering costs of $0 and $0, respectively, which are included as advances from related parties on our Statements of Financial Condition. Deferred offering costs consist principally of accounting and legal fees incurred in connection with the company’s Regulation A offering. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statements of Financial Condition. The deferred offering costs are charged against proceeds from contributions upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs were $31,730 as of December 31, 2024, which were charged against Partners’ capital in 2025 upon completion of the Regulation A offering.

Specific Transactions

In May 2022, the Managers of the company formed two California limited liability companies – Reflections at Lakeshore, LLC (“Reflections”), and Reflections at Lakeshore Management, LLC (“Reflections Management”). Reflections was formed to eventually hold the Lake Elsinore property, and Reflections Management was formed to manage Reflections.

On October 4, 2023, the company’s wholly-owned subsidiary that directly owns the Lake Elsinore - Lakeshore property entered into an agreement with San Diego EB-5 Regional Center (“SDEB5RC”) to assist in an EB5 raise to help fund the construction of the development on the Lake Elsinore property. SDEB5RC has common management and ownership as the company – Matthew Belcher, Travis Hook, and Parker Smith are each beneficial owners and managers of SDEB5RC. In consideration for SDEB5RC’s services, the company’s subsidiary paid a one-time non-refundable fee of $70,000 to SDEB5RC upon execution of the agreement. Additionally, the company’s subsidiary will pay SDEB5RC a fee of $5,000 per investor procured by SDEB5RC, payable upon the filing of each investor’s I-526 application. During the year ended December 31, 2024, the company’s subsidiary paid $47,795 for SDEB5RC’s services.

In May 2024, pursuant to a Memorandum of Understanding (the “MOU”) between our General Partner, CalTier Inc. and Reflections Management, the Lake Elsinore property (100% of which was owned by our company at the time) was transferred by our company to Reflections, in return for a payment to our company of $290,438, a 5% equity interest in Reflections Management, and a credit of $384,562 worth of equity in Reflections. The company estimates the total consideration for the property to be $675,000, which was the appraisal value of the property as of September 2023, the last time the company had a third-party appraisal of the property conducted. As of December 31, 2024, the Company owns 76.25% of Reflections at Lakeshore Management, LLC. For the $384,562 worth of equity in Reflections, the company is entitled to a preferred return payable by Reflections, pursuant to which the company will receive, to the extent there is distributable cash, an 8% return on its unreturned capital contribution, in addition to return of the company’s capital contribution. After all members have received their capital contributions plus the 8% return, the company will receive its pro-rata share of 75% of distributable cash thereafter (25% of which will go to Reflections Management, of which the company owns 5%). As of December 31, 2024 our company owns 37.83% of Reflections. In addition, Reflections Management will receive management fees from Reflections for the construction, operation and disposition of the project. A copy of this Memorandum of Understanding is filed as exhibit 6.2 to this report.

As described under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Indebtedness” of this report, on June 11, 2025, the Company entered into a promissory note agreement with a third-party lender for $2,325,000 in connection with the refinancing of its existing loan secured by real property located at 1398 Seacoast Drive, Units A–D, Imperial Beach, California. The note is personally guaranteed by the Company’s Chief Operating Officer, who is entitled to receive a transaction fee equal to 1% of the loan amount. A copy of this note is filed as exhibit 3.5 to this report.

We are subject to various conflicts of interest arising out of our relationship with our General Partner and its affiliates. We discuss these conflicts below.

Our General Partner and affiliates are not currently officers, directors, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other investment companies but may do so in the future. However, some of our affiliates are officers, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other companies that way may apply to assist in the financing our acquisitions and projects.

Investment Opportunities

We rely on the investment professionals in the General Partner to source investment opportunities. These same individuals may source opportunities for themselves, other companies that they are affiliated with and other companies that are managed by the General Partner. Though our General Partner does not currently have other companies investing in the type of investment, our General Partner may in the future develop similar companies with a similar objective. In order to ameliorate this conflict, we will aim to not have our acquisition stages overlap with other investment vehicles of the General Partner and we instituted conflicts of interest properties.

Competition for Tenants, Buyers and Service Providers

We may compete with other multi-family property owners as well as future companies that our General Partner will manage for potential tenants, buyers and service providers for the properties we develop. Further we may our properties may be in competition to be sold or we may compete for the services in the same developers, contractors, building General Partners or other third parties. In such case, we may not be able to fully mitigate our conflict; however, to reduce conflicts, our plan would be to inform the third party of all the potential properties, as appropriate.

Allocation of Time

We rely on the personnel of the General Partner and its affiliates for the development, management and our day-to-day operation of business. The individual are also the same individual who work with the other companies managed by our General Partner and its affiliates. Therefore, these individuals will need to allocate their time between the various entities and our not obligated to set aside a fixed amount of time for work for this company. That said, we believe that these professionals will have enough time to devote to the various entities. Further, because real estate requires a specialized skill set, we believe utilizing these professional does create certain efficiencies. However, should we discover that we lack the personnel resources to appropriate manage our business, our General Partner intend to hire staff as required.

Compensation

In the future some of the General Partner’s executive officers may be principals in a company providing property management and other services to us, including financing services. Fees for services of the General Partner and affiliates to the company are not the result of arm’s length negotiations. The current set up of the fees could impact their judgment including with respect to the sale of real estate investments, the acquisition of real estate, and the continuation, renewal or enforcement of our agreements with our General Partner or its affiliates.

Duties Owed by Some of Our Affiliates to Our General and our General Partners’ Affiliates

Our General Partner’s affiliates are also officers, directors, managers and/or key professionals of related and unrelated businesses. As a result, they owe duties to each of these entities and their respective members. These duties may from time to time conflict with the duties that they owe to us.

Item 6. Other Information

None.

Item 7. Financial Statements

CALTIER FUND I, LP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Partners
of CalTier Fund I, LP

Opinion

We have audited the accompanying consolidated financial statements of CalTier Fund I, LP (the “Partnership”), which comprise the consolidated statements of financial condition as of December 31, 2024 and 2023, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2024 and 2023 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 3 to the financial statements, the 2023 financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

Substantial Doubt About the Partnership’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As described in Note 2 to the financial statements, the Partnership has sustained losses and used capital from inception and has raised capital to Partnership operations. These factors, among others, raise substantial doubt about the Partnership’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audits.

/s/ dbbmckennon

San Diego, California

June __, 2025

CALTIER FUND I, LP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$45,616	$235,560
Investment in rental real estate properties, net	3,025,491	1,613,857
Investments in real estate held for improvement, at cost	734,462	652,614
Investments in equity securities, at fair value	1,394,909	1,396,369
Equity method investment	97,467	-
Receivables from escrow	1,000	67,781
Prepaid expenses & other current assets	9,900	30,544
Total current assets	5,308,845	3,996,725
Deferred offering costs	31,730	-
Total assets	$5,340,575	$3,996,725

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$194,984	$158,752
Loan payable	2,322,835	955,055
Advance from related parties	92,243	325,973
Convertible note payable	265,000	464,000
Distribution Payable	67,194	-
Total liabilities	2,942,256	1,903,780

Commitments and contingencies

Partners' capital	2,387,154	2,092,945
Non-controlling interests	11,165	-
Total liabilities and partners' capital	$5,340,575	$3,996,725

See Notes to Consolidated Financial Statements

CALTIER FUND I, LP

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
		(Restated)
Revenue:
Revenue	$166,600	$71,663
Total revenue	166,600	71,663

Expenses:
Professional fees and other	559,391	1,329,018
Management fee	202,229	125,416
Depreciation and amortization	49,017	27,360
Total expenses	810,637	1,481,794

Other income (expense)
Interest expense	(317,921)	(151,813)
Interest income	132	103
Net realized gains (or loss) on investments	300,483	(59,817)
Net change in unrealized appreciation (or depreciation) on investments	19,357	323,707
Other income (expense)	2,051	112,180

Net loss	$(641,986)	$(1,297,951)
Net loss attributable to:
Partners capital	(630,110)	(1,297,951)
Non-controlling interests	(11,876)	-
	(641,986)	(1,297,951)

Weighted average LP units outstanding - basic and diluted	1,305,413	1,101,828
Net loss per LP unit - basic and diluted	$(0.48)	$(1.18)

See Notes to Consolidated Financial Statements

CALTIER FUND I, LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

					Total
		General	Limited	Non-controlling	Partners'
	Units	Partner	Partner	interest	Capital
Balances at December 31, 2022 (Restated)	842,058	$(163,146)	$1,819,086	$-	$1,655,940
Capital contributions	572,350	-	2,861,746	-	2,861,746
Capital distributions	(200,525)	-	(1,002,623)	-	(1,002,623)
Offering costs	-	-	(124,167)	-	(124,167)
Net loss	-	-	(1,297,951)	-	(1,297,951)
Balances at December 31, 2023 (Restated)	1,213,883	(163,146)	2,256,091	-	2,092,945
Capital contributions	272,430	-	1,460,596	2,199	1,462,795
Capital distributions	(89,370)	-	(1,033,447)	-	(1,033,447)
Conversion of notes into partners' capital	-	-	550,106	20,842	570,948
Offering costs	-	-	(52,936)	-	(52,936)
Net loss	-	-	(630,110)	(11,876)	(641,986)
Balances at December 31, 2024	1,396,943	$(163,146)	$2,550,300	$11,165	$2,398,319

See Notes to Consolidated Financial Statements

CALTIER FUND I, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
		(Restated)
Cash flows from operating activities:
Net loss	$(641,986)	$(1,297,951)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	49,017	27,360
Amortization of debt discount	17,407	-
Net realized gains (or loss) on investments	(300,483)	59,817
Net change in unrealized appreciation or depreciation on investments	(19,357)	(323,707)
Changes in operating assets and liabilities:
Receivables from escrow	66,781	331,124
Prepaid expenses & other current assets	20,644	(30,544)
Accounts payable and accrued liabilities	132,180	128,309
Advances from related parties	(233,730)	(75,080)
Net cash used in operating activities	(909,527)	(1,180,672)
Cash flows from investing activities:
Investment in rental real estate properties	(3,081,830)	(1,641,217)
Investments in real estate held for improvement	(81,848)	(124,328)
Investments in equity securities	-	(425,000)
Proceeds from redemption of equity securities	23,350	-
Investment in equity method	(100,000)	-
Proceeds from sale of real estate	1,921,662	784,883
Net cash used in investing activities	(1,318,666)	(1,405,662)
Cash flows from financing activities:
Capital contributions	1,072,884	2,646,378
Capital distributions	(576,342)	(833,584)
Borrowings on loan payable	2,374,500	955,055
Paydowns on loan payable	(955,055)	(587,177)
Proceeds from convertible notes payable	326,000	464,000
Payments on convertible notes payable	(50,000)	-
Deferred offering costs and debt issuance costs	(153,738)	-
Net cash provided by financing activities	2,038,249	2,644,672
Net change in cash and cash equivalents	(189,944)	58,338
Cash and cash equivalents at beginning of year	235,560	177,222
Cash and cash equivalents at end of year	$45,616	$235,560

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$42,210	$151,813

Supplemental disclosure of non-cash investing and financing activities:
Offering costs	$-	$46,329
Reinvestment of capital distributions	$389,911	$215,368
Conversion of notes into partners' capital	$570,948	$-
Distributions payable	$67,194	$-

See Notes to Consolidated Financial Statements

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Nature of Operations

Nature of Operations

CalTier Fund I, LP (the “Partnership”), was formed on January 23, 2019 and is organized as a Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The Partnership is managed by CalTier, Inc., a Delaware corporation (the “General Partner”). The General Partner was formed in 2017 as a California limited liability company to be a fund management and real estate acquisition Partnership focusing on acquiring assets either on its own behalf or with strategic partner(s). The Partnership was formed to raise funds under Regulation A of Title IV of the Jobs Act. In 2022, the General Partner converted into a Delaware corporation. The Partnership intends to raise up to $70 million from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investors, to acquire multi-family and commercial real estate. Each Limited Partner’s liability is limited to the Partner’s capital contribution.

In 2021, the Partnership began purchasing investments in other real estate investments to provide some return to current investors as it continues its capital raising efforts. The Partnership has commenced its planned principal operations, it will incur significant additional expenses. The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

The Partnership’s investment period will commence on the date of the initial closing and expires on the earlier of: (i) the date at which the maximum offering amount has been sold, (ii) the date which is one year from this offering being qualified by the U.S. Securities and Exchange Commission, and (iii) the date at which the offering is terminated by the General Partner. The Partnership shall continue indefinitely unless all investments are sold and distributions made to the Limited Partners or at the sole discretion of the General Partner at any point in time.

154 N. Topeka Holding Company, LLC

In June 2023, the Partnership acquired 154 N. Topeka through a special purpose entity 154 N. Topeka Holding Company, LLC, (“Topeka”), a Kansas limited liability company of which the Partnership is the sole member. 154 N Topeka is a mixed-use property consisting of 3 commercial units and 14 newly renovated residential units. The Partnership owns 100% of this investment. The purchase price for 154 N. Topeka was $1,387,300. The consolidated financial statements include the assets and liabilities, and results of operations of Topeka since the acquisition. On August 16, 2024 the Partnership sold 100% of its interest in Topeka.

Reflections at Lakeshore LLC

In June 2022, the Partnership acquired a vacant waterfront lot of approximately 1.2 acres in Lake Elsinore California for $528,286. (“Lakeshore”). The Partnership owned 100% of this investment. On May 21, 2024, the Partnership transferred ownership of the Lake Elsinore property to an affiliated entity, Reflections at Lakeshore LLC. At the time of the transfer, the Partnership owned 100% of the interest in Reflections at Lakeshore LLC. Subsequently, a portion of the investment totaling $200,438 was returned to the Partnership as a partial repayment of the investment. This amount reduced the Partnership’s investment basis in Reflections at Lakeshore LLC. The Partnership is also the sole manager of the management entity of Lakeshore, Reflections at Lakeshore Management, LLC. As of December 31, 2024, the Partnership owns 37.83% of this investment.

Reflections at Lakeshore Management LLC

In October 2024, the General Partner transferred its ownership in Reflections at Lakeshore Management LLC to the Partnership and the Partnership was made sole manager of Reflections at Lakeshore Management, LLC, the management entity of Reflections at Lakeshore, LLC. The transfer was accounted for using carryover basis due to common control. As of December 31, 2024, the Partnership owns 76.25% of Reflections at Lakeshore Management, LLC. This entity has limited assets, liabilities, and operations and was accounted for on a carryover basis due to common control.

CalTier IB LLC

In October 2024, the Partnership acquired, through a majority-owned subsidiary (“CalTier IB LLC”) formed to purchase the property, four multi-family units with direct access to the beach in Imperial Beach, California, a local San Diego community. The Partnership owns 96.25% of CalTier IB LLC as of December 31, 2024, and is also the manager of CalTier IB LLC.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – Going Concern

The Partnership has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Partnership’s ability to continue as a going concern within one year after the date that the combined financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Partnership has not generated profits since inception, has sustained net losses of $641,986 and $1,297,951 for the years ended December 31, 2024 and 2023, respectively, and has incurred negative cash flows from operations for the years then ended. The Partnership’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months from the date of these financial statements. These factors among others raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.

The Partnership’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing and generate future profitable operations to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has in the past, and is expected to in the future, arrange additional equity or debt financing and grow revenues that may assist in addressing these issues. No assurance can be given that management’s actions will result in additional financing or profitable operations or the resolution of its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Partnership be unable to continue as a going concern.

NOTE 3 – Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The Partnership consolidates entities when we own, directly or indirectly, a majority interest in the entity or are otherwise able to control the entity. We consolidate variable interest entities (“VIE”) in accordance with FASB ASC 810, Consolidation, if we are the primary beneficiary of the VIE as determined by our power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.

These consolidated financial statements include the accounts of CalTier Fund I, LP and its subsidiaries Caltier IB LLC, Reflections at Lakeshore LLC and Reflections at Lakeshore Management LLC. All intercompany transactions and balances have been eliminated in consolidation.

Restatement of Consolidated Financial Statements

In February 2025, the Partnership determined that it did not meet the characteristics of an investment company under ASC 946, Financial Services-Investment Companies due to the Company’s participation in operating activities such as developing and managing properties commencing in 2022.

As such, the Partnership restated its previously reported consolidated financial statements for the years ended December 31, 2023, and all related disclosures due to this determination. The reasons for the restatements include:

a)	The Partnership previously accounted for all investments at fair value within one line item on the consolidated balance sheets. The restated consolidated financial statements present (i) investments in rental real estate properties, net and investments in real estate held for improvement, which are accounted for under ASC 805, Business Combinations, and accounted for at cost, and (ii) investments in equity securities, which are accounted for under ASC 321, Equity Investments, at fair market value. See Note 5 for additional information.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – Summary of Significant Accounting Policies (Continued)

b)	Previously, the Partnership had recorded a gain on the change in fair value of $306,381 during the year ended December 31, 2023 for investments now classified as investments in rental real estate properties, net and investments in real estate held for improvement. These investments are required to be carried at cost. The correction reduced the gain on change in fair value during the year ended December 31, 2023 and the reported investments presented at December 31, 2023 by $306,381.

As a result of the restatement, the Partnership is no longer required to present a consolidated schedule of investments and thus the schedule has been removed.

c)	Investment income was reclassified as rental income within the restated consolidated statements of operations.

d)	The Partnership recorded depreciation expense of $27,360 for the years ended December 31, 2023, related to the investment in rental real estate properties, net.

e)	The restated consolidated statements of cash flows reflect the corrected presentation of purchases and sales of investments under cash flows used in investing activities.

f)	Within the notes to the restated consolidated statements, the Partnership has removed previously reported financial highlights.

The following are comparisons of the previously reported consolidated financial statements and the restated consolidated financial statements:

i.	Changes made to the consolidated balance sheets and statement of changes in partners’ capital as of December 31, 2023:

	As Reported	Adjustment		As Restated
Investments, at fair value (cost of $3,269,761 and $1,895,316, respectively)	$3,969,221	$(3,969,221)	(a)	$-
Investment in rental real estate properties, net	-	1,613,857	(a)	1,613,857
Investments in real estate held for improvement	-	652,614	(a)	652,614
Investments in equity securities	-	1,396,369	(a)	1,396,369
Total assets	4,303,106	(306,381)	(b)	3,996,725
Partners’ capital	2,399,326	(306,381)	(b)	2,092,945
Total liabilities and partners’ capital	$4,303,106	$(306,381)	(b)	$3,996,725

ii.	Changes made to the consolidated statements of operations for the years ended December 31, 2023:

	As Reported	Adjustment		As Restated
Investment income	$71,663	$(71,663)	(c)	$-
Rental income	-	71,663	(c)	71,663
Depreciation and amortization	-	27,360	(d)	27,360
Net change in unrealized appreciation (or depreciation) on investments	602,728	(279,021)	(b), (d)	323,707
Net loss	$(991,570)	$(306,381)	(b)	$(1,297,951)

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – Summary of Significant Accounting Policies (Continued)

iii.	Changes made to the consolidated statements of cash flows for the years ended December 31, 2023:

	As Reported	Adjustment		As Restated
Net loss	$(991,570)	$(306,381)	(b)	$(1,297,951)
Depreciation and amortization	-	27,360	(d)	27,360
Net change in unrealized appreciation or depreciation on investments	(602,728)	279,021	(b), (d)	(323,707)
Purchases of investments	(2,190,545)	2,190,545	(e)	-
Receipts from sales of investments	784,883	(784,883)	(e)	-
Net cash used in operating activities	(2,586,334)	1,405,662	(e)	(1,180,672)
Investment in rental real estate properties, net	-	(1,641,217)	(e)	(1,641,217)
Investments in real estate held for improvement	-	(124,328)	(e)	(124,328)
Investments in equity securities	-	(425,000)	(e)	(425,000)
Proceeds from sale of real estate	-	784,883	(e)	784,883
Net cash used in investing activities	$-	$(1,405,662)	(e)	$(1,405,662)

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the fair value of the investments and unrealized gains/loss on those investments. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentration of Cash Balances

The Partnership considers cash equivalents to be all highly liquid investments with a maturity of three months or less when purchased. The Partnership’s cash and cash equivalents in bank accounts, at times, may exceed federally insured limits. The Partnership has not experienced any losses due to these limits.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – Summary of Significant Accounting Policies (Continued)

Investments in Rental Real Estate Properties and Real Estate Held for Improvement

Investments in rental real estate properties and real estate held for improvement may include the acquisition of unimproved land, homes, townhomes or condominiums or commercial properties that are (i) held as rental real estate properties or (ii) held for redevelopment or are in the process of being renovated.

In accordance with FASB ASC 805, Business Combinations, the Partnership first determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Partnership accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.

Upon acquisition of a property, the Partnership assesses the fair value of acquired tangible and intangible assets (including land, buildings, site improvements, above- and below-market leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocates the purchase price (including capitalized transaction costs) to the acquired assets and assumed liabilities on a relative fair value basis. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. During this process, we also evaluate each investment for purposes of determining whether a property can be immediately rented (presented on the consolidated balance sheets as “Investments in rental real estate properties, net”) or will need improvements or redevelopment (classified as “Investments in real estate held for improvement”).

For rental real estate properties, significant improvements are capitalized. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures that improve or extend the life of a property and for certain furniture and fixtures additions.

For real estate held for improvement, we capitalize the costs of improvement as a component of our investment in each property. These include renovation costs and other capitalized costs associated with activities that are directly related to preparing our properties for their intended use. Other costs may include interest, property taxes, property insurance, and utilities. The capitalization period associated with our improvement activities begins at such time that development activities commence and concludes at the time that a property is available to be rented or sold.

At the completion of the improvement plan, a property is classified as either a rental real estate property or available for sale. Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures that improve or extend the life of a property and for certain furniture and fixtures additions.

Costs capitalized in connection with property acquisitions and improvement activities are depreciated over their estimated useful lives on a straight-line basis. The depreciation period commences upon the cessation of improvement related activities. For those costs capitalized in connection with rental real estate properties acquisitions and improvement activities and those capitalized on an ongoing basis, the useful lives range of the assets are as follows:

Description	Depreciable Life
Building and building improvements	20 - 30 years
Site improvements	5 - 10 years
Furniture, fixtures and equipment	5 - 10 years

We evaluate our real estate properties for impairment when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of the investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. If the Partnership determines that an impairment has occurred, the affected assets must be reduced to their fair value. During the years ended December 31, 2024 and 2023, the Partnership did not record any impairments.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – Summary of Significant Accounting Policies (Continued)

Investments in Real Estate Held For Sale

From time to time, we may identify properties to be sold. At the time that any such properties are identified, we perform an evaluation to determine whether or not such properties should be classified as held for sale or presented as discontinued operations in accordance with U.S. GAAP.

Factors considered as part of our held for sale evaluation process include whether the following conditions have been met: (i) we have committed to a plan to sell a property that is immediately available for sale in its present condition; (ii) an active program to locate a buyer and other actions required to complete the plan to sell a property have been initiated; (iii) the sale of a property is probable within one year (generally determined based upon listing for sale); (iv) the property is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (v) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. To the extent that these factors are all present, we discontinue depreciating the property, measure the property at the lower of its carrying amount or its fair value less estimated costs to sell, and present the property separately within other assets, net on our consolidated balance sheets.

Investments in Equity Securities, at Fair Value

The Partnership invests in equity securities under ASC 321, Equity Investments. Equity securities with readily available market prices are accounted for at fair value, as the Company does not have significant influence based on quantitative and qualitative characteristics. Costs to acquire investments are capitalized as a component of investment cost.

For equity investments without a public market, the Company elects the fair value option available. Such investments are valued based on assumptions made and valuation techniques used by the Partnership. Such valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, actual sale negotiations and bona fide purchase offers received from third parties, as well as independent external appraisals. In general, the Partnership considers multiple valuation techniques when measuring the fair value of an investment. However, in certain circumstances, a single valuation technique may be appropriate. Changes in fair value are reported through the statement of operations.

Equity Method Investment

The Partnership holds an investment accounted for under the equity method in accordance with ASC 323, Investments—Equity Method and Joint Ventures. As of December 31, 2024, the carrying value of the investment was $97,467. The Partnership exercises significant influence over the investee but does not have a controlling interest. The investment was initially recognized at cost and subsequently adjusted for the Partnership’s proportionate share of the investee’s net income or loss and other comprehensive income. The carrying amount of the investment is assessed for impairment in accordance with ASC 323-10-35 when indicators of a loss in value are present.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – Summary of Significant Accounting Policies (Continued)

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Receivables from Escrow

The Partnership uses a third-party escrow company that collects investor contributions. Amounts not remitted to the Partnership at a point in time are reported as receivables from escrow.

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the lease. The Partnership will periodically review the collectability of its tenant receivables and record an allowance for doubtful accounts for any estimated probable losses. Rental revenue is recorded net of bad debt expense in the consolidated financial statements.

As of December 31, 2024, the Partnership did not have any non-cancellable operating leases in excess of twelve months.

Distributions from investments that represent returns of capital in excess of cumulative profits and losses are credited to investment cost rather than revenue.

Professional Fees and Other

Professional fees and other includes legal and accounting fees, sales and marketing expenses and general and administrative expenses such as information technology, insurance, property taxes and other administrative expenses.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – Summary of Significant Accounting Policies (Continued)

Advertising Costs

The Partnership expenses advertising costs as incurred. Advertising costs expensed during the years ended December 31, 2024 and 2023 were $32,482 and $835,135, respectively, and are included in professional fees and others in the consolidated statements of operations.

Risks and Uncertainties

Financial Risks and Uncertainties

Liquidity Risk

Liquidity risk is the risk that the Partnership will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increasing or decreasing in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

The Partnership’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Partnership’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multi-family and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Partnership’s financial conditions and the results of operations.

The Partnership may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Partnership may depend on to finance certain of its investments. These market developments have had a significant adverse impact on the Partnership’s liquidity position, results of operations and financial condition and may continue to adversely impact the Partnership if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by the Partnership from investments sold may differ from the fair values presented, and the differences could be material.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – Summary of Significant Accounting Policies (Continued)

Net Loss per Unit

The Fund’s computation of earnings (loss) per unit (“EPU”) includes basic and diluted EPU. Basic EPU is measured as the income (loss) available to common unit holders divided by the weighted average number of LP units outstanding for the period. Diluted EPU is similar to basic EPU but presents the dilutive effect on a per unit basis of potential common units (e.g., LP unit warrants and LP unit options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential LP units that have an anti-dilutive effect (i.e., those that increase income per unit or decrease loss per unit) are excluded from the calculation of diluted EPU.

Loss per LP unit is computed by dividing net loss by the weighted average number of LP units outstanding during the respective periods. Basic and diluted loss per LP unit is the same for all periods presented because all LP unit warrants and LP unit options outstanding were anti-dilutive.

There were no potentially dilutive securities outstanding as of December 31, 2024 and 2023.

Deferred Offering Costs

The Partnership complies with the requirements of FASB ASC 946-20-25, Financial Services – Investment Companies and FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - Expenses of Offering. Deferred offering costs consist principally of accounting and legal fees incurred in connection with the Partnership’s Regulation A offering. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statements of Financial Condition. The deferred offering costs will be charged against proceeds from Partner contributions upon the completion of the offering or to expense if the offering is not completed further. Deferred offerings costs were $31,730 as of December 31, 2024.

Non-controlling Interests

Non-controlling interests are classified as a separate component of equity in the Company’s consolidated balance sheets and statements of changes in partners’ capital. Net income (loss) attributable to non-controlling interests are reflected separately from consolidated net income (loss) in the consolidated statements of operations and statements of changes in partners’ capital. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. In addition, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

Income Taxes

The Partnership is a limited liability partnership. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners. Therefore, no provision for income tax has been recorded in the consolidated statements. Income from the Partnership is reported and taxed to the Partners on their individual tax returns.

The Partnership complies with FASB ASC 740, Income Taxes, (“FASB ASC 740”) for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Partnership is not presently subject to any income tax audit in any taxing jurisdiction. All years are open for tax examinations.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – Management Fees and Other Transactions with Affiliates

The various amounts noted below are shown as advances from related parties on the consolidated statements of financial condition and amounted to $92,243 and $325,973 at December 31, 2024 and 2023, respectively. These related party advances are unsecured, interest-free, and repayable on demand.

During the years ended December 31, 2024 and 2023, the Partnership made repayments to related parties of $455,958 and $805,416, respectively.

Reimbursement of Organization and Offering Expenses

The Partnership’s General Partner and its affiliates are reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses which were incurred prior to the inception of the Partnership.

The Partnership repaid $20,000 in expense reimbursements to the General Partner during the year ended December 31, 2024. The Partnership received $604,130 for expenses paid on our behalf from the General Partner during the year ended December 31, 2023.

Advances to Related Parties

The Limited Partnership Agreement describes the terms under which the General Partner will manage the Partnership. The Partnership is subject to the following fees under this agreement:

Asset Management Fee

The Partnership pays the General Partner an asset management fee equal to an annualized rate of 3.0%, which is based on the net offering proceeds as of the end of each quarter, and thereafter is based on Partnership’s Net Asset Value (“NAV”) at the end of each prior quarter. This fee is payable quarterly. During the years ended December 31, 2024 and 2023, the Partnership incurred $99,604 and $79,539 in asset management fees, respectively.

Asset Acquisition Fee

For each real estate investment, the Partnership pays its General Partner or its designated affiliate 1.0%-2.5% of the investment’s purchase price. This fee is paid at the discretion of the General Partner, but no later than the liquidation of the real estate investment. During the years ended December 31, 2024 and 2023, the Partnership incurred $75,375 and $37,332 in asset acquisition fees, respectively.

Construction Management Fee

For each real estate investment, for which the Partnership may require to construct or renovate, the Partnership shall pay its General Partner or its designated affiliate 5.0%-7.5% of the construction or renovation budget. This fee shall be paid at the completion of the construction or renovation is substantially complete. During the years ended December 31, 2024 and 2023, the Partnership did not incur any construction management fees.

Disposition Fee

For each real estate investment, the Partnership may pay its General Partner or its designated affiliate 0.5%-1.0% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate. During the years ended December 31, 2024 and 2023, the Partnership incurred $27,250 and $8,690 in disposition fees, respectively.

Property Management Fee

The General Partner may cause the Partnership to engage a third party to provide property management services with respect to properties acquired by the Partnership, or may elect to provide such services itself (or through an affiliate of the General Partner). In the event that the General Partner (or an affiliate thereof) provides any such property management services, the Partnership shall pay the General Partner or its applicable affiliate 2.5%-4.0% of gross collected income from a property. During the years ended December 31, 2024 and 2023, the Partnership did not incur any property management fees.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – Investments

Investments in Rental Real Estate Properties, Net

154 N. Topeka Holding Company, LLC

In June 2023, the Partnership acquired 154 N. Topeka through a special purpose entity 154 N. Topeka Holding Company, LLC, a Kansas limited liability company of which the Partnership is the sole member. 154 N Topeka is a mixed-use property consisting of 3 commercial units and 14 newly renovated residential units. The Partnership owns 100% of this investment. The cost to acquire 154 N. Topeka was $1,432,694, and improvements incurred through December 31, 2023 were $208,524. The Partnership determined an estimated useful life of 30 years pertaining to the Topeka property.

On August 16, 2024, the 154 N. Topeka property was sold for a gross sales price of $2,050,000. The Partnership used a portion of the proceeds to repay the outstanding loan balance of $955,055. After deducting closing costs of $89,876, the Partnership recorded a realized gain of $300,483. The net proceeds received by the Partnership after repayment of the loan and closing costs totaled $1,006,219.

325 7th Avenue Condominium

In November 2021, the Partnership acquired a 1,129 square foot residential condominium in San Diego, California for $816,100. The Partnership invested $286,100 in cash in this condominium and borrowed an additional $530,000 (see Note 6). The Partnership owned 100% of this investment. The investment was sold in the second quarter of 2023 for proceeds of $784,884, net of closing costs of $84,116. The sale resulted in a realized loss of $59,817.

Imperial Beach - Seacoast Sands

In October 2024, the Partnership, acquired, through a majority-owned subsidiary (CalTier IB LLC) formed to purchase the property, a 4-unit multifamily property in the Imperial Beach community of San Diego, CA 91932. The purchase price of this property was $3,015,000. As of December 31, 2024, the Partnership owns 96.25% of this investment.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the Company’s financial results as if the Imperial Beach - Seacoast Sands acquisition had occurred as of January 1, 2023. The unaudited pro forma financial information is not necessarily indicative of what the financial results actually would have been had the acquisitions been completed on this date. In addition, the unaudited pro forma financial information is not indicative of, nor does it purport to project, the Company’s future financial results. The unaudited pro forma information does not give effect to any estimated and potential cost savings or other operating efficiencies that could result from the acquisition:

	December 31,
	2024	2023
Revenues	$280,239	$260,524
Net loss	$(556,316)	$(1,142,167)

The following is a summary of investments in rental real estate properties, net:

	December 31,
	2024	2023
Building and building improvements	$3,046,739	$1,641,217
Less: accumulated depreciation	(21,248)	(27,360)
Investment in rental real estate properties, net	$3,025,491	$1,613,857

Depreciation expense was $49,018 and $27,360 for the years ended December 31, 2024 and 2023, respectively.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – Investments and Fair Value (Continued)

Investments in Real Estate Held for Improvement

Lake Elsinore Real Estate

In June 2022, the Partnership acquired a vacant waterfront lot of approximately 1.2 acres in Lake Elsinore Diego, California for $528,286. Improvements incurred through December 31, 2024 and 2023 were $206,176 and $124,328 respectively.  As of December 31, 2024, the Partnership owns 37.83% of this investment.

The following is a summary of investments in real estate held for improvement:

	December 31,
	2024	2023
Building and building improvements	$528,286	$528,286
Improvements	206,176	124,328
Investments in real estate held for improvement	$734,462	$652,614

Investments in Equity Securities, at Fair Value

There are no quoted prices for private real estate funds.  In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Partnership to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Partnership determines the market for a financial instrument owned by the Partnership be illiquid or when market transactions for similar instruments do not appear orderly, the Partnership uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources.

The Partnership internally valued certain investments based on overall changes in market conditions and comparable sales data within each of the markets the investment was made due to the relative short term the investment is intended to be held. Other investments were valued at cost as they were purchased within a few months before year end. Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

Apple Lane Investors, LLC

In July 2021, the Partnership invested $25,000 in Apple Lane Investors, LLC, which owns 41,916 square feet of multifamily residential building in Lawrence, Kansas. The Partnership’s ownership percentage of Apple Lane Investors, LLC was 1.78%. Management has determined the fair value of this investment to be $29,150 and $32,222 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to ($3,070) and ($4,497) for the years ended December 31, 2024 and 2023, respectively.

CC 506 South, LLC

In December 2021, the Partnership invested $25,930 in CC 506 South, LLC, which owns 155,652 square feet of multifamily residential building in Webster, Texas. The Partnership’s ownership percentage of CC 506 South, LLC was 0.46%. Management has determined the fair value of this investment to be $34,878 and $28,544 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $6,334 and $(13,037) for the years ended December 31, 2024 and 2023, respectively.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – Investments and Fair Value (Continued)

RS Glenwood Investors, LLC

In March 2021, the Partnership invested $10,000 in RS Glenwood Investors, LLC, which owns 112,672 square feet of multifamily residential building in Provo, Utah. The Partnership’s ownership percentage of RS Glenwood Investors, LLC was 0.17%. Management has determined the fair value of this investment to be $12,460 and $16,203 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to ($3,743) and $3,068 for the years ended December 31, 2024 and 2023, respectively.

CC Lakewood Apts, LLC

In March 2021, the Partnership invested $25,000 in CC Lakewood Apts, LLC, which owns 57,600 square feet of multifamily residential building in Texas City, Texas. The Partnership’s ownership percentage of CC Lakewood Apts, LLC was 1.46%. Management has determined the fair value of this investment to be $34,270 and $32,844 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $1,426 and $7,672 for the years ended December 31, 2024 and 2023, respectively.

RS Raintree Investors, LLC

In May 2021, the Partnership invested $15,000 in RS Raintree Investors, LLC, which owns 94,827 square feet of multifamily residential building in Provo, Utah. The Partnership’s ownership percentage of RS Raintree Investors, LLC was 0.11%. Management has determined the fair value of this investment to be $18,240 and $21,301 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to ($3,061) and $11,703 for the years ended December 31, 2024 and 2023, respectively.

Sabine Venture Partners, LLP

In September 2022, the Partnership invested $50,000 in Sabine Venture Partners, LLP, which owns 224,357 square feet of multifamily residential building in Huston, Texas. The Partnership’s ownership percentage of Sabine Venture Partners, LLP was 0.08%. Management has determined the fair value of this investment to be $52,633 and $52,116 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $517 and $2,116 for the years ended December 31, 2024 and 2023, respectively.

Apex Forth Worth Partners, LLC

In May 2022, the Partnership invested $100,000 in Apex Fort Worth Partners, LLC, which owns 134,800 square feet of multifamily residential building in Fort Worth, Texas. The Partnership’s ownership percentage of Apex Fort Worth Partners, LLC was 2.0%. Management has determined the fair value of this investment to be $302,933 and $317,455 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to ($14,522) and $152,712 for the year ended December 31, 2024 and 2023, respectively.

Pinpoint RVA Investors, LLC

In August 2022, the Partnership invested $200,000 in Pinpoint RVA Investors, LLC, which owns 168,395 square feet of multifamily residential buildings in Richmond, Virginia. The Partnership’s ownership percentage of Pinpoint RVA Investors, LLC was 0.8%. Management has determined the fair value of this investment to be $317,027 and $317,027 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $0 and $117,027 for the year ended December 31, 2024 and 2023, respectively.

Sundance Bay Income and Growth Fund, LP

In October 2022, the Partnership invested $100,000 in Sundance Bay Income and Growth Fund, LP, which is a fund that acquires, renovates and manages a portfolio of multifamily assets. Management has determined the fair value of this investment to be $79,226 and $73,730 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $5,496 and ($26,270) for the years ended December 31, 2024 and 2023, respectively.

RBG Hickory Fund XIX LLC

In February 2023, the Partnership acquired an ownership interest in RBG Hickory Fund XIX LLC, a limited liability company, which owns Hickory Point, a 175-unit apartment complex located in Newport News, Virginia. The Partnership invested $200,000 and its ownership percentage is 3.125% in RBG Hickory Fund XIX LLC. Management has determined the fair value of this investment to be $243,307 and $234,400 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investment amounted to $8,907 and $34,400 for the years ended December 31, 2024 and 2023, respectively.

LB Heights Partnership, LLC

In February 2023, the Partnership acquired an ownership interest in LB Heights, LLC, a limited liability company, a special purpose entity that is the general partner of 3815 Eastside, LP, a limited partnership, which owns Avenue Grove, a 270-unit apartment complex located in Houston, Texas. The Partnership invested $200,000 and its ownership percentage is 0.8% in LB Heights, LLC. Management has determined the fair value of this investment to be $269,135 and $245,527 as of December 31, 2024 and 2023, respectively. The unrealized gain (loss) on the fair value of the investments amounted to $23,608 and $45,527 for the years ended December 31, 2024 and 2023, respectively.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – Investments and Fair Value (Continued)

Cortland Portfolio

In December 2023, the Partnership deposited $25,000 into escrow for purposes of acquiring the Cortland Portfolio, a collection of 3 residential buildings totaling 45 residential units consisting of a total of 23,740 square feet in Washington D.C. The acquisition of the Cortland Property is no longer considered probable due to local Tenant Opportunity to Purchase Act (TOPA) laws. As a result of these laws, tenants exercised their rights and awarded the deal to another party. Consequently, the majority of our deposit was returned in December 2024.

The following table sets forth by level, within the fair value hierarchy, the Partnership’s investments, measured on a non-recurring basis, at fair value:

	Fair Value Measurements as of December 31, 2024 Using:
		Significant
	Quoted	other	Significant
	Market price	Observable	Unobservable
	Inputs	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)	Fair value
Investments:
Investments in equity securities	$-	$-	$1,394,909	$1,394,909
Total	$-	$-	$1,394,909	$1,394,909

	Fair Value Measurements as of December 31, 2023 Using:
		Significant
	Quoted	other	Significant
	Market price	Observable	Unobservable
	Inputs	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)	Fair value
Investments:
Investments in equity securities	$-	$-	$1,396,369	$1,396,369
Total	$-	$-	$1,396,369	$1,396,369

Changes in level 3 investments are as follows for the years ended December 31, 2024 and 2023:

	2024	2023
Balance, beginning of year	$1,396,369	$640,948
Total realized and unrealized gains or loss	21,890	330,421
Purchases	-	425,000
Sales and return of capital	(23,350)	-
Balance, end of year	$1,394,909	$1,396,369

Equity Method Investment

In March 2024, the Partnership acquired a 16.53% ownership interest in CalTier Retreat, LLC (“Retreat”), a limited liability company for $100,000. CalTier Retreat, LLC holds a preferred membership interest in DMF Retreat Holdings, LLC, which owns a 136-unit apartment complex located in Spring, Texas.

The Partnership exercises significant influence over CalTier Retreat, LLC but does not have a controlling interest. Accordingly, the investment is accounted for under the equity method in accordance with ASC 323, Investments—Equity Method and Joint Ventures. The investment was initially recorded at cost and is subsequently adjusted to reflect the Partnership’s proportionate share of the investee’s net income or loss and other comprehensive income. For the year ended December 31, 2024, the Partnership recognized an equity method loss of $2,533, which is included in net realized gains (or loss) on investments in the consolidated statements of operations. As of December 31, 2024 and 2023, the carrying value of the investment was $97,460 and $0, respectively.

As of December 31, 2024, Retreat had total assets of $585,000, consisting of its investment in the underlying property of DMF Retreat Holdings, LLC. For the year ended December 31, 2024, Retreat’s net loss was approximately $15,000.

The carrying amount of the investment is reviewed for impairment whenever events or changes in circumstances indicate that the investment may be impaired, in accordance with ASC 323-10-35.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – Loan Payable

The Partnership, through its Topeka subsidiary, entered into a Loan Agreement, Promissory Note, Mortgage and various agreements, including an environmental indemnity agreement, with a third party on June 29, 2023. Under the terms of the agreement, the Partnership received a $905,000 loan from a third party, of which $855,000 was initially paid and $50,000 was held back pursuant to a repair holdback and security agreement. In 2023, the Partnership amended the loan to receive an additional $50,000. In connection with this loan, there was origination fee of $22,625 that was immediately expensed to interest expense. As of December 31, 2023 the Partnership has $30,544 of reserved interest included in prepaid expenses and other current assets on the consolidated balance sheet. The loan has an interest rate of 13.5%. Accrued interest is due on each monthly payment beginning on August 1, 2023, and the principal of the loan is due upon maturity. Upon the occurrence of default, the interest rate will increase to 45.0% to annum. The Partnership may extend the loan for an additional 12 months (July 1, 2024) for a fee of 1.5% of the outstanding principal, which was exercised in June 2024. The Partnership may further extend the loan for an additional 12 months (July 1, 2025), for a fee of 1.5% of the outstanding principal As of December 31, 2023, the outstanding balance of the loan was $955,055.

The CEO and the COO personally guaranteed the a third party Loan, and each received $8,000 pursuant to the transaction which was recorded to interest expense. See Note 9 for additional related party transactions of the Partnership.

On August 16, 2024, the 154 N. Topeka property was sold for $2,050,000. The Partnership used a portion of the proceeds from the sale to repay the outstanding balance of the loan, which was $955,055 at the time of the sale.

During the year ended December 31, 2024, the Partnership entered into a loan agreement with a third party for a principal amount of $264,000, secured by a Deed of Trust on the property in Lake Elsinore, California. The loan bears interest at 15.00% per annum, with monthly interest-only payments due on the first of each month. The loan matured on March 1, 2025, with a potential 12-month extension subject to specified conditions. A prepayment premium of 3% applies if the loan is repaid within six months of disbursement. The borrower is also required to maintain a maximum loan-to-value (LTV) ratio of 45% throughout the term of the loan. At origination, the Partnership paid prepaid interest of $39,600, representing twelve months of interest. Through December 31, 2024, $29,700 had been recognized in interest expense and the remaining prepaid interest balance of $9,900 is included in prepaid expenses on the balance sheet as of December 31, 2024. In connection with the loan, the Partnership incurred deferred financing costs of $23,962, which are being amortized over the contractual term of the loan. Amortization expense of $8,986 was recognized during the year ended December 31, 2024. The net loan balance as of December 31, 2024, after deducting unamortized deferred expenses of $14,976, was $249,024. In February 2025, the loan agreement was amended to extend the Maturity Date to March 1, 2026. This modification shall become effective only upon the Borrower’s payment of a 3% extension fee and a $750 legal document fee. The Lender has agreed to allow the Borrower to pay these fees in three equal installments of $2,890 each, due on March 1, 2025, April 1, 2025, and May 1, 2025.

In October 2024, the Partnership, acquired a 4-unit multifamily property in the Imperial Beach community of San Diego, CA 91932. The purchase price of this property was $3,015,000. In connection with the acquisition, Caltier IB LLC received a loan from Woody, LLC in the form of a secured note dated October 18, 2024 (the “Imperial Beach Loan”) to help fund the $3,015,000 purchase price of the property. The Imperial Beach Loan has a total principal balance of $2,110,500, accrues interest at 12% per year on a 30/360 basis, and has a maturity date of November 1, 2025. Monthly payments are required under the Imperial Beach Loan until all principal and interest under the Imperial Beach Loan is repaid. In addition, the Imperial Beach Loan is guaranteed by two members of management and secured by the property. Deferred financing costs of $45,110 are being amortized over the life of the loan, with $8,421 amortized in 2024. The net loan balance as of December 31, 2024, after deducting unamortized deferred expenses of $36,689, was $2,073,811.

NOTE 7 – Convertible Note Payable

Reflections at Lakeshore, LLC - convertible notes

On various dates from April 5, 2023 to December 10, 2023, the Partnership entered into several convertible promissory note agreements with investors. The aggregate principal of convertible notes received in 2023 amounting to $464,000. Each of these notes bears interest at eight percent (8%) of the principal sum (roughly sixteen percent (16%) per annum). The principal sum and all accrued interest shall be due and payable in full 180 days from the date of execution of the agreement or the borrower’s receipt of funds from the lender, whichever occurs later. As of December 31, 2023, certain notes totaling an aggregate principal of $107,000 were in technical default, however are planned to convert into equity interests in 2024 (see below).

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – Convertible Note Payable (Continued)

During the year ended December 31, 2024, the Partnership entered into three additional convertible promissory note agreements with investors, receiving an aggregate principal amount of $61,000. As of December 31, 2024, all of the promissory notes outstanding from both 2023 and 2024 have either been repaid or converted into equity interests.

Specifically, $475,000 in principal and $95,948 in accrued interest from the 2023 and 2024 convertible promissory notes were converted into equity interests in Reflections at Lakeshore, LLC, the single purpose entity (SPE) formed for the development of the Lakeshore property. Collectively, these noteholders currently hold a 6.17% ownership interest in Reflections at Lakeshore, LLC.

Additionally, one noteholder holding a $50,000 principal note elected not to convert their interest into equity in Reflections at Lakeshore, LLC. The Company agreed to satisfy the obligation by returning the $50,000 principal along with $4,000 in accrued interest, for a total repayment of $54,000.

Conversion Terms

In the event that prior to the Maturity Date, the Borrower(s) form a Special Purpose Entity (“SPE”) for the purpose of acquiring and developing the Property, and that SPE solicits investments from third parties, Borrower shall as a condition of any sale of the Property to the SPE, require that the SPE include Lender in its solicitation of investments on the best terms offered to all other potential investors, and Lender notifies Borrower of its desire to convert this Note into an equity interest in the SPE, Borrower shall assign this Agreement to the SPE, cause the SPE to assume this Agreement, and thereafter satisfy Borrower’s obligation under this Agreement by issuing equity interests to Lender on the terms offered on a dollar-for-dollar basis.

CalTier IB LLC - convertible notes

As of December 31, 2024, CalTier IB, LLC had issued three convertible promissory notes totaling $265,000 all of which remain outstanding and in technical default as of the reporting date based on their respective maturity terms:

•	$15,000 Note (issued October 18, 2024): Bears 15% interest per annum if repaid within 90 days and 20% interest per annum if repaid after 90 days. The note was due between December 17, 2024 and January 16, 2025, depending on repayment timing. It is subject to 80% default interest per annum if unpaid after maturity. Convertible into equity in Seacoast Sands SPE upon lender request.

•	$100,000 Note (issued October 18, 2024): Bears a fixed interest of $5,000 if repaid within 30 days (i.e., by November 17, 2024). After that date, it accrues default interest at $500 per diem. Convertible into equity in Seacoast Sands SPE on the same terms as other investors.

•	$150,000 Note (issued October 18, 2024): Bears interest at 15% per annum if repaid within 90 days and 20% per annum thereafter. The note matured on January 16, 2025, with an optional 90-day extension subject to 5% monthly interest. If unpaid and not extended, it is subject to 80% default interest per annum. Convertible into equity in Seacoast Sands SPE.

All three notes include provisions that allow the lender to convert their principal and accrued interest into equity interests in the Seacoast Sands SPE under the same terms as other investors, provided conversion notice is given before maturity.

Conversion Terms

Each convertible promissory note issued by CalTier IB, LLC grants the lender the option if exercised before the maturity date to convert the outstanding principal and interest into equity interests in the special purpose entity (SPE) formed to acquire and manage the property, on the same dollar-for-dollar terms offered to other investors, with the borrower required to assign the note to the SPE and ensure its assumption.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – Partners’ Capital

Limited Partners have no rights, power, or authority to act for or bind the Partnership. No Limited Partner shall take any part in the conduct or control of the Partnership’s business and each Limited Partner shall only have the right to vote upon Partnership matters for election of successor General Partner, dissolution of the Partnership, other matters, consents, and approvals. The General Partner is authorized to cause the Partnership to pay all expenses relating to the formation and organization of the Partnership. Each Limited Partner’s interest in the Partnership is represented by units of interest (“units”) that entitles the holder to all of the rights and interest of the holder under the agreement, including, without limitation, the right to share in the net profits, net losses, cash flow, distributions, and capital of the Partnership.

For the years ended December 31, 2024 and 2023, the Partnership had $1,462,795 and $2,861,746, respectively, as contributions from its Limited Partners. These contributions include amounts invested in CalTier IB LLC and Reflections at Lakeshore LLC, both of which carry preferential terms.

For the years ended December 31, 2024 and 2023, the Partnership made distributions, including refunds of $1,033,447 and $1,002,623, respectively. During the year ended December 31, 2024 and 2023, the Partnership had dividends of $389,911 and $215,368, respectively, which were reinvested as capital contributions. No dividend amounts were payable as of December 31, 2024.

During the year ended December 31, 2024, $570,948 of convertible notes were converted equity interests in Reflections at Lakeshore LLC. All equity holders of Reflections at Lakeshore LLC receive equal treatment, apart from the Partnership serving as the Manager.

Allocations of Profits and Losses

Net profits and net losses shall be determined separately for each investment in such manner as is determined in the sole and absolute discretion of the General Partner. Any net profits or net losses that are not directly attributable to any investment shall be allocated among any or all of the investments in such manner as is determined in the sole and absolute discretion of the General Partner.

Specific allocation of net losses and net profits will be allocated to the Partners in accordance with the provisions as described in the Agreement of Limited Partnership.

Distributions

Distributions of net profits will not be made to the Limited Partners until the earlier of: (i) twelve (12) months from the date of admission of the first Limited Partner is admitted to the Partnership pursuant to the offering, or (ii) the Partnership’s investments in real estate assets begin generating cash flows, in the sole and absolute discretion of the General Partner, to the extent that cash is available.

Redemptions

A Limited Partner may request limited quarterly withdrawals from the Partnership by offering a discounted redemption price prior to holding the investment for two (2) years. Pursuant to this limited redemption, a Limited Partner may only have one outstanding redemption request at any given time and request redemptions up to the lessor of 10,000 units or $50,000. The discounted redemption will range between 1.0% and 3.0% based on the holding period of the investment and partially at the discretion of the General Partner based on the liquidity of the Partnership and operating cash flow needs.

Rights and Preferences of CalTier IB, LLC Members

The membership interests in CalTier IB, LLC are divided into three classes—Class A, Class B, and Class C—each with distinct rights and preferences. Class A Members are accredited investors who may collectively hold up to 36% of the company's interests. They are entitled to a return of capital and an 8% cumulative, non-compounded preferred return before any distributions are made to other classes. Following these preferred returns, Class A Members are entitled to 75% of any remaining distributable proceeds, with Class C Members receiving the remaining 25%. Class B Members consist solely of CalTier Fund I, LP, which also serves as the Manager and holds 63% of the membership interests. The Class B Interests are irrevocable, even in the event the Manager is removed or resigns and may be partially transferred under specific conditions without affecting Class A or Class C interests. Class C Membership, held solely by CalTier Inc., is limited to a 1% interest and is compensated for services rendered through fees including a 2.5% acquisition fee, a 4% annual property management fee, and a 1% disposition fee. After the Class A Members have received their preferred return and return of capital, the Class C Member is entitled to a catch-up payment to achieve an 8% preferred return before participating in the remaining 25% distribution share. There have been no distributions to date and preferential dividends have been insignificant.

Rights and Preferences of Reflections at Lakeshore, LLC Members

Members of Reflections at Lakeshore LLC are entitled to receive distributions of available cash in a defined waterfall structure. First, 100% of distributable cash is paid to the Members, pro rata, until they have received a full return of capital and an 8% cumulative, non-compounded annual internal rate of return (IRR). Second, the Manager receives a catch-up distribution sufficient to achieve an 8% IRR. Thereafter, any remaining distributable amounts are allocated 75% to the Members, pro rata, and 25% to the Manager as carried interest. Members do not have management authority or voting rights on operational matters, which are exclusively controlled by the Manager. Membership interests are illiquid, subject to transfer restrictions, and are not registered under federal or state securities laws. There have been no distributions to date and preferential dividends have been insignificant.

NOTE 9 – Related Party Transactions

On October 4, 2023, the Partnership’s wholly owned subsidiary, Lakeshore entered into an agreement with San Diego EB-5 Regional Center (SDEB5RC, LLC) to assist in an EB5 raise. SDEB5RC has common management and ownership as the Partnership. In consideration for SDEB5RC’s services, Lakeshore paid a one-time non-refundable fee of $70,000 upon execution of the agreement. Additionally, Lakeshore will pay SDEB5RC a fee of $5,000 per investor procured by SDEB5RC, payable upon the filing of each investor’s I-526 application (the “Per Investor Fee”). During the year ended December 31, 2024, Lakeshore paid $47,795 for SDEB5RC’s services.

See Notes 4, 5, 6 and 8 for other related party transactions.

CALTIER FUND I, LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – Indemnifications

In the normal course of business, the Partnership enters into contracts that contain a variety of representations and warranties that provide indemnification under certain circumstances. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

NOTE 11– Subsequent Events

The Partnership evaluated all significant events or transactions that occurred through June 20th, 2025, the date these consolidated financial statements were available to be issued.

In February 2025, the loan agreement with a third party (See Note 6) was amended to extend the Maturity Date to March 1, 2026.

On June 11, 2025, the Partnership entered into a promissory note agreement with a third-party lender for $2,325,000 in connection with the refinancing of its existing loan secured by real property located at 1398 Seacoast Drive, Units A–D, Imperial Beach, California. The note bears interest at a fixed annual rate of 7.25% and has a term of 30 years, requiring monthly payments of $15,860.60 beginning August 1, 2025. The refinancing proceeds were used to fully satisfy the prior note payable related to the same property. The note permits prepayment without penalty; however, partial prepayments do not alter the monthly payment amount or due date unless mutually agreed in writing. In the event of default, the lender may accelerate all amounts due. The note is personally guaranteed by the Partnership’s Chief Operating Officer, who is entitled to receive a transaction fee equal to 1% of the loan amount. This fee will be recognized as interest expense in 2025. The agreement includes customary affirmative and negative covenants, such as maintaining the property in good condition, ensuring timely tax and insurance payments, and restricting additional encumbrances on the property without lender approval. The refinancing is part of the Partnership’s broader strategic initiative to reduce debt service obligations and support future development efforts, including potential expansion or addition of rental units on the property.

In June 2025, the GP completed its launch of its proprietary and wholly owned investment platform replacing the third-party white label investment platform for Partnership use.

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below:

2.1	Certificate of Limited Partnership*
2.2	Limited Partnership Agreement*
3.1	Convertible Promissory Note issued October 17, 2024 #
3.2	Convertible Promissory Note issued on October 17, 2024 #
3.3	Secured Promissory Note issued on March 1, 2024 #
3.4	Amendment February 24, 2025 to Secured Promissory Note issued on March 1, 2024 #
3.5	Secured Promissory Note issued June 11, 2025 (Imperial Beach Loan) #
4.1	Form of Subscription Agreement***
6.1	Agreement between San Diego EB-5 Regional Center and Reflections at Lakeshore Management, LLC. ***
6.2	Memorandum of Understanding between Reflections at Lakeshore Management, LLC and the company. ***
8.1	Form of Amended and Restated Escrow Agreement ***

#	Filed herewith

*	Filed as an exhibit to the CalTier Fund I, LP. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11077) and incorporated herein by reference.

***	Filed as an exhibit to the CalTier Fund I, LP. Regulation A Offering Statement on Form 1-A (Commission File No. 024-12056) and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 18, 2025.

CalTier Fund I, LP

By: CalTier Inc., its General Partner

By:	/s/ Matthew Belcher
Name:	Matthew Belcher
Title:	Chief Executive Officer

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew Belcher
Name:	Matthew Belcher
Title:	Chief Executive Officer and Director of CalTier Inc., the General Partner
(Principal Executive Officer)
Date:	August 18, 2025

/s/ Travis Hook
Name:	Travis Hook
Title:	Secretary and Director of CalTier Inc., the General Partner
Date:	August 18, 2025

/s/ Parker Smith
Name:	Parker Smith
Title:	Chief Financial Officer and Director of CalTier Inc., the General Partner
(Principal Accounting Officer and Principal Financial Officer)
Date:	August 18, 2025